Exhibit 10.1

LEASE

BY AND BETWEEN

FP 540 GAITHER, LLC

LANDLORD

AND

CERECOR INC.

TENANT

540 Gaither Road

Rockville, Maryland

6.1.1 Perform Obligations	21
6.1.2 Use	21
6.1.3 Repair and Maintenance	21
6.1.4 Compliance with Law	22
6.1.5 Indemnification	22
6.1.6 Landlord’s Right to Enter	22
6.1.7 Payment of Landlord’s Cost of Enforcement	23
6.1.8 Yield Up	23
6.1.9 Rules and Regulations	23
6.1.10 Estoppel Certificate	24
6.1.11 Landlord’s Expenses For Consents	24
6.2 Negative Covenants	24
6.2.1 Assignment and Subletting	24
6.2.2 Nuisance	27
6.2.3 Floor Load; Heavy Equipment	27
6.2.4 Electricity	27
6.2.5 Installation, Alterations or Additions	27
6.2.6 Signs	28
6.2.7 Oil and Hazardous Materials	28

ARTICLE 7 Casualty or Taking	29
7.1 Termination	29
7.2 Restoration	30
7.3 Award	30

ARTICLE 8 Defaults	31
8.1 Default of Tenant	31
8.2 Remedies	31
8.3 Remedies Cumulative	32
8.4 Landlord’s Right to Cure Defaults	32
8.5 Holding Over	32
8.6 Effect of Waivers of Default	33
8.7 No Waiver, Etc.	33
8.8 No Accord and Satisfaction	33

ARTICLE 9 Rights of Holders	33
9.1 Rights of Mortgagees or Ground Lessor	33
9.2 Subordination, Non-Disturbance and Attornment	34

ARTICLE 10 Miscellaneous Provisions	34
10.1 Notices	34
10.2 Quiet Enjoyment; Landlord’s Right to Make Alterations, Etc.	35
10.3 Waiver of Jury Trial	35
10.4 Lease not to be Recorded; Confidentiality of Lease Terms	35
10.5 Limitation of Landlord’s Liability	35
10.6 Landlord’s Default	36
10.7 Brokerage	36

2

10.8 Applicable Law and Construction	36
10.9 Evidence of Authority	37

3

LEASE

ARTICLE 1

Reference Data

1.1                               Introduction and Subjects Referred To.

This is a lease (this “Lease”) entered into by and between FP 540 Gaither, LLC, a Maryland limited liability company (“Landlord”), and Cerecor Inc., a Delaware corporation (“Tenant”).

Each reference in this Lease to any of the following terms or phrases shall be construed to incorporate the corresponding definition stated in this Section 1.1.

Date of this Lease:	September 14, 2018

Building and Property:

That building in the City of Rockville, Maryland, known as Redland II, and located at 540 Gaither Road (the “Building”). The Building and the land parcels on which it is located and the sidewalks adjacent thereto are hereinafter collectively referred to as the “Property”.

Premises:	A portion of the fourth (4th) floor of the Building, substantially as shown on Exhibit A hereto.

Premises Rentable Area:	5,092 square feet.

Original Term:

Commencing on the Commencement Date, as defined below, and expiring on the day preceding the tenth (10th) anniversary of the Rent Commencement Date (as defined below), except that if the Rent Commencement Date shall occur on a day other than the first day of a month, the Original Term shall expire on the last day of the month in which such anniversary shall occur.

Commencement Date:	The date on which Landlord delivers the Premises to Tenant, which is anticipated to be three (3) days following the Date of this Lease.

Occupancy Date:

The earlier of (i) the date which is one hundred fifty (150) days following the Commencement Date, or (ii) the date on which Tenant’s personnel shall occupy all or any part of the Premises for the conduct of its business.

Annual Fixed Rent:	The following amounts:

Months	Annual Fixed Rent	Monthly Installments
1-12	$161,671.00	$13,472.58
13-24	$165,712.78	$13,809.40

25-36	$169,855.59	$14,154.63
37-48	$174,101.98	$14,508.50
49-60	$178,454.53	$14,871.21
61-72	$182,915.90	$15,242.99
73-84	$187,488.79	$15,624.07
85-96	$192,176.01	$16,014.67
97-108	$196,980.41	$16,415.03
109-120	$201,904.93	$16,825.41
121-132	$206,952.55	$17,246.05

For purposes of the schedule above, if the Occupancy Date is not the first day of a month, the first Calendar Month shall be the month following the partial month in which the Occupancy Date shall occur (such that there shall be twelve (12) full calendar months before Month 13). So long as there shall not be a Default of Tenant (as defined in Section 8.1) hereunder, Annual Fixed Rent and Additional Rent for Tenant’s Proportionate Share of Operating Costs and Taxes shall be abated in full for a period of twelve (12) months commencing on the Occupancy Date (the “Abatement Period”). Should there be a Default of Tenant at any time prior to the expiration of the Abatement Period, Tenant shall no longer be entitled to such abatement of Annual Fixed Rent and Additional Rent for Tenant’s Proportionate Share of Operating Costs and Taxes from and after the date of such Default of Tenant. The date immediately following the expiration or any earlier termination of the Abatement Period is hereinafter referred to as the “Rent Commencement Date”. If the Rent Commencement Date is other than the first day of a calendar month, Tenant shall pay Annual Fixed Rent for the month in which the Rent Commencement Date occurs in an amount which is equal to $13,472.58 multiplied by a fraction, the numerator of which is the number of days from the Rent Commencement Date through the last day of the month in which the Rent Commencement Date occurs (inclusive of both dates) and the denominator of which is the number of days in such month.

Base Taxes:	The Taxes (as defined in Subsection 4.2.1) for the fiscal year ending June 30, 2019, as the same may be reduced by the amount of any abatement.

Base Operating Costs:	The Operating Costs (as defined in Subsection 4.2.2) for the 2019 calendar year.

Tenant’s Percentage:	Three and eighty-seven hundredths percent (3.87%).

Permitted Uses:	General office purposes, subject to the provisions of Subsection 6.1.2.

Commercial General Liability Insurance Limits:	$3,000,000 per occurrence — may be effected by a combination of primary and excess liability insurance; Best rating of at least A- VIII.

Original Address of Landlord:	c/o The RMR Group LLC
540 Gaither Road
Rockville, MD 20850
Attention: Vice President, Mid-Atlantic Region

Original Address of Tenant:	400 East Pratt Street
Suite 606
Baltimore, MD 21202

Account for Payment of Rent:	Bank Name:
ABA#:
Account Name:
Reference Name:
Account No.:

Security Deposit:	$26,945.17, subject to reduction as set forth in Section 4.7.

1.2                               Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A.                           Plan showing the Premises.

EXHIBIT B.                           Rules and Regulations.

EXHIBIT C.                           Alterations Requirements.

EXHIBIT D.                           Contractor’s Insurance Requirements.

EXHIBIT E.                            Secretary’s Certificate.

EXHIBIT F.                             Declaration by Landlord and Tenant.

ARTICLE 2

Premises and Term

2.1                               Premises.  Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, excluding exterior faces of exterior walls, the common lobbies, hallways, stairways, stairwells, elevator shafts and other common areas, and the escalators, elevators, pipes, ducts, conduits, wires and appurtenant fixtures and other common facilities serving the common areas, the Premises and the premises of other tenants in the Building.

2.2                               Term.  The term of this Lease shall be for a period beginning on the Commencement Date and continuing for the Original Term and any extension thereof in accordance with the provisions of this Lease, unless sooner terminated as hereinafter provided.  When the dates of the beginning and end of the Original Term have been determined such dates shall be evidenced by a document executed by Landlord and Tenant and delivered each to the other, but the failure of Landlord and Tenant to execute or deliver such document shall have no effect upon such dates. The Original Term and any extension thereof in accordance with the provisions of this Lease is hereinafter referred to as the “term” of this Lease.

2.3                               Right of First Offer.  Subject to the terms of this Section 2.3, Tenant shall have an ongoing right of first offer on space on the fourth (4th) floor of the Building. So long as (i) there then exists no Default of Tenant, (ii) the Tenant named in Section 1.1 of this Lease (or any successor by Merger and/or any Affiliate, as defined in Subsection 6.2.1) shall occupy the entire Premises, (iii) Tenant shall not have exercised and shall have waived the Termination Option granted to Tenant under Section 2.4 and (iv) this Lease is still in full force and effect, if any space on the fourth (4th) floor of the Building shall become available for lease by Landlord, Landlord shall so notify Tenant, and shall identify the space available (the “Offered Space”) together with the rental rate and other terms and conditions (collectively, the “Terms”) under which in good faith Landlord intends to offer such space to third parties (which may include a term that is not coterminous with the term applicable to the space then constituting the Premises demised hereunder nor be subject to early termination at the option of the tenant) and the date on which such Offered Space is expected to be available, and Tenant may, by giving notice to Landlord within ten (10) days after receipt of such notice, irrevocably elect to lease the Offered Space on the Terms.  If Tenant shall have so elected to lease the Offered Space, it shall enter into an amendment to this Lease within ten (10) days after it shall have received the same from Landlord, as such 10-day period may be extended so long as the parties are negotiating the terms of the amendment in good faith, confirming the lease of such Offered Space to Tenant on the Terms.  If Tenant shall not elect to lease the Offered Space within the aforesaid 10-day period, then Tenant shall have no further rights under this Section 2.3 and Landlord shall thereafter be free to lease any or all of such Offered Space to a third party or parties from time to time on such terms and conditions as it may deem appropriate, it being agreed that time is of the essence with respect to the exercise of Tenant’s rights under this Section 2.3. Notwithstanding the foregoing, if Tenant shall not elect to lease the Offered Space within the aforesaid 10-day period and, after leasing the Offered Space to a third party the Offered Space again becomes available for lease by Landlord, Tenant’s rights under this Section 2.3 shall be again be applicable as of any subsequent date upon which the Offered Space again becomes available for lease.

The provisions hereof shall not apply, and space shall not be deemed “available for lease” hereunder if Landlord shall intend either (a) to enter into a lease of such space to any party pursuant to the terms of a lease in effect as of the Date of this Lease or to any entity controlling, controlled by or under common control with Landlord or (b) to renew or extend the lease with (or grant a new lease to) the entity (or any party affiliated with such entity) then occupying such space.

2.4                               Early Termination Option.  Provided that there shall exist no Default of Tenant at the time it gives Landlord notice exercising the option herein granted or thereafter until the Early Termination Date (or Landlord in its sole discretion at any time shall elect to waive such condition), and Tenant shall not have exercised its option under Section 2.3 above to lease additional space in the Building, Tenant shall have an option (the “Early Termination Option”) to terminate the term of this Lease effective as of the day preceding the sixth (6th) anniversary of the Rent Commencement Date (but if the Rent Commencement Date is not the first day of a month, as of the last day of the month in which such anniversary shall occur) (the “Early Termination Date”) by giving Landlord written notice of Tenant’s election to exercise the Early Termination Option not later than nine (9) months prior to the Early Termination Date. Tenant shall pay Landlord, not later than ten (10) Business Days following Tenant’s notice, a “Termination Fee” equal to $308,888.66.  Landlord may, in its sole discretion, elect to treat any notice of termination for which the Termination Fee is not paid within ten (10) Business Days as required herein either as null and void or as effective to terminate the term as of the Early Termination Date (while not discharging Tenant from its obligation to pay the Termination Fee). Upon delivery of any notice from Tenant exercising the Early Termination Option, the provisions of Section 2.3 above and 2.5 below shall automatically be null, void and of no further force or effect.

2.5                               Extension Option. So long as this Lease is still in full force and effect, and subject to the Conditions (as hereinafter defined), which Landlord may waive, in its discretion, at any time, but only by notice to Tenant, Tenant shall have the right to extend the term of this Lease for two (2) additional periods (the “Extended Term(s)”) of five (5) years each commencing on the day succeeding the expiration of the Original Term or the preceding Extended Term, as the case may be, and ending on the day immediately preceding the fifth (5th) anniversary of the commencement of such Extended Term.  All of the terms, covenants and provisions of this Lease applicable immediately prior to the expiration of the then current term (i.e. Original Term or Extended Term, as applicable) shall apply to each Extended Term except that (i) the Annual Fixed Rent for each Extended Term shall be the Market Rate (as hereinafter defined) for the Premises determined as of the commencement of such Extended Term, as designated by Landlord by notice to Tenant (“Landlord ‘s Notice” ), but subject to Tenant’s right to dispute as hereinafter provided; and (ii) Tenant shall have no further right to extend the term of this Lease beyond the Extended Terms hereinabove provided.  If Tenant shall so request by notice to Landlord not earlier than fourteen (14) (and not later than twelve (12)) months prior to the expiration of the then current term of this Lease (Original Term or Extended Term, as applicable), Landlord shall give Tenant its Landlord Notice within fifteen (15) Business Days of such request.  If Tenant shall elect to exercise either of the aforesaid options, it shall do so by giving Landlord notice (an “Election Notice”) of its election not later than nine (9) months prior to the expiration of the then current term of this Lease (Original Term or Extended Term, as applicable).  If Tenant fails to give any such Election Notice to Landlord or the Conditions are neither satisfied nor waived by Landlord, the term of this Lease shall automatically terminate no later than the end of the term then in effect, and Tenant shall have no further option to extend the term of this Lease, it being agreed that time is of the essence with respect to the giving of any such Election Notice.  If Tenant shall extend the term hereof pursuant to the provisions of this Section 2.4, such extension shall (subject to satisfaction of the Conditions, unless waived by Landlord) be automatically effected without the execution of any additional documents, but Tenant shall, at Landlord’s request, execute an agreement confirming the Annual Fixed Rent for the applicable Extended Term.  The “Conditions” are that, as of the date of the applicable Election Notice there shall exist no Default of Tenant and the named Tenant as set forth in Section 1.1 (or any successor by Merger, or any Affiliate as defined in Subsection 6.2.1) shall actually occupy the entire Premises.

“Market Rate” shall mean the then fair market annual rent for renewal transactions for the Premises for the applicable Extended Term (determined as set forth below) and shall include, without limitation, annual increases consistent with the greater Rockville, Maryland market area (“Market Area”) and shall be based on comparable Class A buildings in the Market Area, taking into consideration rent concessions, tenant inducements and tenant improvements allowances for comparable leases for a comparable period of time.  If Tenant disagrees with Landlord’s designation of the Market Rate, then Tenant shall give notice thereof to Landlord within twenty (20) days after Landlord’s Notice (failure to provide such notice of disagreement within such 20-day period constituting acceptance by Tenant of Market Rate as set forth in Landlord’s Notice); and if the parties cannot agree upon the Market Rate by the date that is thirty (30) days following Landlord’s Notice, then the Market Rate shall be submitted to appraisal as follows:  Within fifteen (15) days after the expiration of such thirty (30) day period, Landlord and Tenant shall each give notice to the other specifying the name and address of the appraiser each has chosen.  The two appraisers so chosen shall meet within ten (10) days after the second appraiser is appointed and if, within twenty (20) days after the second appraiser is appointed, the two appraisers shall not agree upon a determination of the Market Rate in accordance with the following provisions of this Section 2.3 they shall together appoint a third appraiser.  If only one appraiser shall be chosen whose name and address shall have been given to the other party within such fifteen (15) day period and who shall have the qualifications hereinafter set forth, that sole appraiser shall render the decision which would otherwise have been made as hereinabove provided.

If said two appraisers cannot agree upon the appointment of a third appraiser within ten (10) days after the expiration of such twenty (20) day period, then either party, on behalf of both and on notice to the other, may request such appointment by the then President of the Real Estate Board (or any similar or successor organization) for the Market Area in accordance with its then prevailing rules.  If said President shall fail to appoint said third appraiser within ten (10) days after such request is made, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or any successor organization) in accordance with its then prevailing rules.  In the event that all three appraisers cannot agree upon such Market Rate within ten (10) days after the third appraiser shall have been selected, then each appraiser shall submit his or her designation of such Market Rate to the other two appraisers in writing; and Market Rate shall be determined by calculating the average of the two numerically closest (or, if the values are equidistant, all three) values so determined.

Each of the appraisers selected as herein provided shall have at least ten (10) years experience as a commercial real estate broker in the Market Area dealing with properties of the same type and quality as the Building. Each party shall pay the fees and expenses of the appraiser it has selected and the fees of its own counsel. Each party shall pay one half (1/2) of the fees and expenses of the third appraiser (or the sole appraiser, if applicable) and all other expenses of the appraisal.  The decision and award of the appraiser(s) shall be in writing and shall be final and conclusive on all parties, and counterpart copies thereof shall be delivered to both Landlord and Tenant.  Judgment upon the award of the appraiser(s) may be entered in any court of competent jurisdiction.

The appraiser(s) shall determine the Market Rate of the Premises for the applicable Extended Term and render a decision and award as to their determination to both Landlord and Tenant (a) within twenty (20) days after the appointment of the second appraiser, (b) within twenty

(20) days after the appointment of the third appraiser or (c) within fifteen (15) days after the appointment of the sole appraiser, as the case may be.  In rendering such decision and award, the appraiser(s) shall assume (i) that neither Landlord nor the prospective tenant is under a compulsion to rent, and that Landlord and Tenant are typically motivated, well-informed and well-advised, and each is acting in what it considers its own best interest, (ii) the Premises are fit for immediate occupancy and use “as is”, (iii) that in the event the Premises have been damaged by fire or other casualty prior to the commencement of the applicable Extended Term, they have been fully restored. The appraisers shall also take into consideration the rents contained in leases for comparable space in the Building, or in comparable buildings in the Market Area, for comparable periods of time.

If the dispute between the parties as to the Market Rate has not been resolved before the commencement of Tenant’s obligation to pay the Annual Fixed Rent based upon determination of such Market Rate, then Tenant shall pay the Annual Fixed Rent under the Lease based upon the Market Rate designated by Landlord in Landlord’s Notice until either the agreement of the parties as to the Market Rate, or the decision of the appraiser(s), as the case may be, at which time Tenant shall pay any underpayment of the Annual Fixed Rent to Landlord, or Landlord shall refund any overpayment of the Annual Fixed Rent to Tenant.

Landlord and Tenant hereby waive the right to an evidentiary hearing before the appraiser(s) and agree that the appraisal shall not be an arbitration nor be subject to state or federal law relating to arbitrations.

2.6                               Measurement of the Premises.  Landlord and Tenant agree that the Premises Rentable Area identified in Section 1.1 is recited for Landlord’s administrative purposes only and that, although the Annual Fixed Rent has been determined by reference to such square footage (regardless of the possibility that the actual measurement of the Premises may be more or less than the number identified, irrespective of measurement method used), Annual Fixed Rent and Tenant’s Percentage shall not be changed as a result of any remeasurement of the Premises or variance in the actual measurement, except as expressly provided in this Lease.

ARTICLE 3

Condition

3.1                               Condition of Premises.  Landlord shall deliver possession of the Premises to Tenant and Tenant agrees to accept the Premises in their “as is” condition as of the Date of this Lease. Tenant acknowledges that it has inspected the Premises and the common areas and facilities of the Building and Property and has found their condition satisfactory and is not relying on any representations of Landlord or Landlord’s agents or employees as to such condition, and Landlord shall have no obligation with respect thereto except as may be expressly set forth in this Lease.

3.2                               Tenant’s Work.

(a)                                 Tenant shall be responsible for making any alterations or improvements to the Premises required by Tenant (which shall include the construction of any demising walls required to fully demise the Premises from the remainder of the fourth (4th) floor), all of which shall be at Tenant’s sole cost and expense except that Landlord shall provide Tenant with an allowance as hereinafter described as a contribution toward the costs incurred by Tenant to design and construct Tenant’s initial alterations and improvements to the Premises. Tenant shall cause an architect licensed in the State of Maryland to prepare complete construction plans and specifications for said initial alterations and improvements (“Tenant’s Plans”) in accordance with the requirements of Exhibit C attached hereto. Tenant’s Plans shall be subject to review and approval by Landlord as provided in Exhibit C. Landlord shall respond to Tenant’s Plans (either by approval, request for additional information, request for revision or communication of a reason for failure to approve) within five (5) Business Days (as defined in the Rules and Regulations) after the date of Landlord’s receipt of Tenant’s Plans or any resubmission, plus such additional period of time, not to exceed an additional five (5) Business Days, as may be necessary for review of Tenant’s Plans by a third-party architect, engineer or other consultant if Landlord determines that any aspect of Tenant’s Plans requires such third-party review. Until Landlord shall have unconditionally approved all of Tenant’s Plans, Tenant, shall deliver to Landlord such additional information, documentation and/or revisions to Tenant’s Plans as are necessary to obtain Landlord’s approval of Tenant’s Plans and this process shall continue until Tenant’s Plans are approved by Landlord. Notwithstanding the foregoing, failure by Landlord to respond to Tenant’s Plans (either by disapproval, request for additional information, request for revision or communication of a reason for failure to approve) within five (5) Business Days after the date of Landlord’s receipt of Tenant’s Plans (or any resubmission) shall constitute approval thereof, provided, however that no such automatic approval shall occur unless Tenant’s submission contains the following notice, printed in a prominent place on the outside thereof in not less fourteen (14) point bold-faced type: “LANDLORD REVIEW REQUIRED; FAILURE TO RESPOND TO THIS SUBMISSION WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN AUTOMATIC APPROVAL PURSUANT TO LEASE SECTION 3.2.”

(b)                                 Upon approval of Tenant’s Plans by Landlord (and provided Landlord shall have delivered the Premises to Tenant), Tenant shall cause its contractor(s) (selected by Tenant, but subject to approval by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) to perform the work and improvements described on Tenant’s Plans (collectively, “Tenant’s Work” ) diligently and continuously until Tenant’s Work is completed. Tenant’s Work shall be performed in accordance with Tenant’s Plans, using materials and/or installations meeting or exceeding Landlord’s minimum standards for the Building and in accordance with the requirements of Exhibit C and all applicable provisions of Article 6.  Tenant agrees (i) to cease promptly upon notice from Landlord any activity or work which has not been approved by Landlord (where such approval is required) or is not in compliance with the provisions of this Lease, and (ii) to comply and cause its contractors to comply promptly with all reasonable procedures and regulations prescribed by Landlord from time to time.

(c)                                  Tenant’s Work shall be considered substantially complete and the “Substantial Completion Date” shall occur on the first day as of which all of the following requirements have been met: (i) all work shown and described in Tenant’s Plans has been completed, with only punchlist items (i.e., minor and insubstantial details of decoration or mechanical adjustment) excepted; (ii) Tenant’s architect has issued a certificate of substantial completion on the standard AIA form or a reasonable equivalent, and a copy thereof together with record “as built” drawings in paper and electronic (CAD) format showing all alterations as actually constructed have been delivered to Landlord; (iii) all electrical, mechanical, plumbing and HVAC facilities installed by Tenant are functioning properly and if the alterations include any HVAC work, Tenant has provided to Landlord a copy of an air balancing report signed by a professional engineer showing that the HVAC system is properly balanced for the season; (iv) the Premises are reasonably free of debris and construction materials, (v) all required governmental inspections have been successfully completed and a final certificate of occupancy has been issued and a copy thereof delivered Landlord; (vi) Tenant shall have certified to Landlord the names of all contractors, subcontractors and suppliers which were engaged in Tenant’s Work and delivered to Landlord final lien waivers from all such parties; and (vii) Tenant shall have provided to Landlord copies of all warranties and guarantees received from the contractors, subcontractors and suppliers or manufacturers and copies of all maintenance manuals, instructions and similar information pertaining to the operation and maintenance of equipment and fixtures installed in the Premises as part of Tenant’s Work.

(d)                                 Provided this Lease is then in full force and effect, Landlord shall make an improvement allowance (“Landlord’s Contribution “) available to Tenant in accordance with this Section 3.2 in an amount equal to the lesser of (i) $381,900.00, or (ii) the actual amount of the third- party cost of Tenant’s Work. For purposes of this Section 3.2(d), the “cost” of Tenant’s Work shall mean the actual third-party costs incurred by Tenant in connection with performing Tenant’s Work including, without limitation, all architectural and engineering fees and expenses; third-party management fees; all contractor charges for the cost of labor and materials, profit, general conditions and overhead and supervision; all filing fees and other permitting costs and fees paid to independent construction managers, if any, plus a supervisory and review fee, to be retained by Landlord (i.e., to be subtracted from Landlord’s Contribution), equal to one percent (1%) of the actual cost of Tenant’s Work.

Tenant may requisition Landlord for payment of Landlord’s Contribution monthly (hereinafter “Progress Payments”) provided that Landlord may, unless each of Tenant’s requisitions already reflects a ten percent (10%) retainage, withhold ten percent (10%) of the amount due on each requisition paid prior to the substantial completion of Tenant’s Work until the Final Payment (as hereinafter defined). Each requisition for a Progress Payment shall include (i) a detailed breakdown of the costs of Tenant’s Work included in the requisition, (ii) copies of invoices from Tenant’s contractors, suppliers and others, as applicable, substantiating such costs, and (iii) executed waivers of mechanic’s or material supplier’s liens (in such form as Landlord shall reasonably require) on account of any labor and/or materials furnished by such party through the date of the requisition (provided that any such waiver may be conditioned upon receipt of the amount requested for such party in the requisition).  Landlord shall make each Progress Payment (in an amount not to exceed the lesser of (x) the costs of Tenant’s Work, as evidenced by the documentation submitted with the applicable requisition, or (y) the balance of Landlord’s Contribution then remaining, less amounts retained by Landlord as hereinabove provided) to Tenant or, at Tenant’s election, to Tenant’s general contractor within thirty (30) days after Landlord’s receipt of a Progress Payment requisition with all required supporting documentation.

After the Substantial Completion Date shall have occurred, Tenant may request in writing that Landlord make payment of the balance of Landlord’s Contribution and all retained amounts other than Landlord’s supervisory and review fee (the “Final Payment” ). Tenant’s requisition for the Final Payment shall include (i) a final, detailed breakdown of all of the costs of Tenant’s Work, (ii) final mechanic’s and material supplier’s lien waivers therefor (provided that any such waiver may be conditioned upon receipt of the amount requested for such party in the requisition) and (iii) all other documentation required for the Progress Payment pursuant to the preceding paragraph as to the portion of Tenant’s Work covered by the Final Payment. Landlord shall make payment of the Final Payment in an amount equal to the lesser of (x) the unreimbursed cost of Tenant’s Work, as evidenced by the documentation submitted with the requisition for the Final Payment or (y) the balance of Landlord’s Contribution then remaining, if any (including any retained amounts other than Landlord’s supervisory and review fee), to Tenant (or at Tenant’s request, to its general contractor) within thirty (30) days after Landlord’s receipt of a requisition for the Final Payment with all required supporting documentation.

If the cost of Tenant’s Work shall total less than $381,900.00, then the lesser of (x) the difference between the cost of Landlord’s Work and $381,900.00, or (y) $50,920.00 (such lesser amount being the “Balance”) may be used by Tenant as reimbursement for (i) the purchase of furniture, trade fixtures and equipment for the Premises and (ii) the purchase and installation of cabling for the Premises. Landlord shall reimburse Tenant for such costs (in an amount equal to the lesser of the invoices submitted by Tenant or the Balance) within thirty (30) days after Tenant submits to Landlord invoices for such costs.

Notwithstanding the foregoing, Landlord shall not be required to make payment of Landlord’s Contribution (a) if (or to the extent) Tenant shall not have submitted paid invoices for Tenant’s Work together with all required supporting documentation by July 31, 2019, time being of the essence (the “Submission Deadline”), or (b) at a time when there exists any Default of Tenant and/or (c) if this Lease shall have terminated. Any balance of Landlord’s Contribution which Landlord is not required to reimburse to Tenant pursuant to this Section 3.2 shall be the property of Landlord. Notwithstanding the foregoing, the Submission Deadline shall be extended for up to twenty-four (24) months if Tenant notifies Landlord, prior to the expiration of the Submission Deadline, that Tenant has, in good faith, disputed the amounts due to its general contractor and that Tenant is actively working to resolve such dispute.

3.3                               Construction Representatives.  Both Landlord and Tenant shall appoint one individual as its “Construction Representative” who is authorized to act on its behalf in connection with any matters arising pursuant to this Article 3.  The Construction Representative may be changed from time to time by notice hereunder from the then current Construction Representative to the other party’s Construction Representative or by notice from Landlord or Tenant pursuant to Section 10.1.  Notwithstanding Section 10.1, any notices or other communication under this Article 3 may be made by letter or other writing sent by U.S. mail, facsimile or email, provided the communication is made by one party’s Construction Representative to the other party’s Construction Representative.

ARTICLE 4

Rent, Additional Rent, Insurance and Other Charges

4.1                               The Annual Fixed Rent.  Tenant shall pay Annual Fixed Rent to Landlord, or as otherwise directed by Landlord, without offset, abatement (except as provided in Article 7), deduction or demand.  Annual Fixed Rent shall be payable in equal monthly installments, in advance, commencing on the Rent Commencement Date and thereafter on the first day of each and every calendar month during the term of this Lease, by electronic transfer of immediately available funds to the account set forth in Section 1.1, or in such other manner, or to such other account, as Landlord shall from time to time designate by notice to Tenant.

4.2                               Additional Rent.  Tenant shall pay to Landlord, as Additional Rent, Tenant’s Percentage of Operating Costs and Taxes as provided in Subsections 4.2.1 and 4.2.2, and all other charges and amounts payable by or due from Tenant to Landlord (all such amounts referred to in this sentence being “Additional Rent”).

4.2.1                     Operating Costs.  If, during the term hereof, Operating Costs (as hereinafter defined) paid or incurred by Landlord in any twelve-month period established by Landlord (an “Operating Year”) shall exceed Base Operating Costs, Tenant shall reimburse Landlord, as Additional Rent, for Tenant’s Percentage of any such excess (such amount being hereinafter referred to as the “Operating Cost Excess”). Tenant shall pay to Landlord, as Additional Rent, commencing on the Rent Commencement Date and thereafter on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of the Operating Cost Excess, such monthly amounts to be sufficient to provide to Landlord, by the end of each Operating Year, a sum equal to the Operating Cost Excess for such Operating Year, as estimated by Landlord from time to time. After the end of each Operating Year during the term, Landlord shall furnish to Tenant an itemized statement setting forth the amount of Operating Costs for the preceding Operating Year and a computation of any Operating Cost Excess thereof.  Such year-end statement by Landlord relating to Operating Costs shall be final and binding upon Tenant unless Tenant shall, within thirty (30) days after receipt thereof, contest any items therein by giving notice to Landlord specifying each item contested and the reasons therefor. If, at the expiration of each Operating Year in respect of which monthly installments on account of the Operating Cost Excess shall have been made as aforesaid, the total of such monthly remittances is greater than the Operating Cost Excess for such Operating Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Operating Costs (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligation to Landlord); if the total of such remittances is less than the Operating Cost Excess for such Operating Year, Tenant shall pay the difference to Landlord within thirty (30) days after being so notified by Landlord.  In no event shall Tenant be entitled to receive any reimbursement or credit if Operating Costs for any Operating Year are less than Base Operating Costs.

If the Commencement Date shall occur or the term of this Lease shall expire or be terminated during any Operating Year or Tenant’s Percentage shall be modified during any Operating Year due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of the Operating Cost Excess which may be payable by Tenant as provided in this Subsection 4.2.1 shall be pro-rated on a daily basis based on a 365 day Operating Year.

“Operating Costs” shall mean all costs and expenses paid or incurred for the operation, cleaning, management, maintenance, insurance, repair, replacement, decoration, upkeep, insurance protection and security of the Property or any part or component thereof.

Notwithstanding the foregoing, for purposes of this Lease, Operating Costs shall not include the following:

(a)                                 Costs, including marketing costs, legal fees, space planner’s fees, and brokerage fees incurred in connection with the original construction and development of the Property or the original or future leasing of the Property, and costs, including permit, license and inspection costs and allowances and other costs incurred with respect to the installation of tenant improvements made for new tenants in the Property or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant leasable space for tenants or other occupants (or prospective tenants or occupants) of the Property;

(b)                                 the cost of capital expenditures except as expressly provided herein;

(c)                                  depreciation, interest and principal payments on mortgages, and other debt costs except for the interest factor included in the annual charge off of those capital expenditures that are included in Operating Costs as hereinafter provided;

(d)                                 costs for which Landlord is separately reimbursed by any tenant or occupant of the Property (other than pursuant to an operating cost clause) or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local utility;

(e)                                  any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(f)                                   any amounts paid as ground rental for the Property of Landlord:

(g)                                  all items and services for which Tenant or any other tenant in the Property separately reimburses Landlord or which Landlord provides selectively to one or more tenants (but not to Tenant) without reimbursement;

(h)                                 costs of removal, abatement or treatment of any Hazardous Materials in or under the Premises, Building and/or Property except for customary monitoring or filtering expenses;

(i)                                     costs arising from Landlord’s charitable or political contributions;

(j)                                    the amount of any payments by Landlord to its affiliates for goods or services for the Property in excess of a competitive rate, except as otherwise provided in this Lease; and

(k)                                 costs incurred in connection with the financing, refinancing, mortgaging, selling or change of ownership of the Property, including brokerage commissions, fees of consultants, attorneys, and accountants, closing costs, title insurance premiums, transfer taxes and interest charges.

(l)                                     all costs associated with the operation of the business of the entity which constitutes Landlord as distinguished from costs incurred in the operation of the Property (e.g., placement fees for employees, corporate accounting and employee training costs);

(m)                             management fees in excess of four percent (4%) of the aggregate of all gross receipts from income or rentals derived from the Building;

(n)                                 general corporate overhead and administrative expenses of Landlord (including salaries, fringe benefits and other compensation paid to partners, officers and executives of Landlord) not incurred in the operation of the Building, except for reasonably allocated overhead costs to cover accounting, audit, management and related costs (including fair market rental value of an on-site or off-site management office for the Building) which may be included in Operating Costs (other than costs incurred by Landlord to audit any tenant in the Building or audit costs incurred by Landlord from being audited by a tenant of the Building, which audit costs shall be excluded from Operating Costs);

(o)                                 repairs resulting from any defect in the original design or construction of the Building or the Building’s systems, machinery or equipment;

(p)                                 bad debt loss, rent loss or reserves for either of these, or any other reserves for repairs, maintenance or replacement;

(q)                                 costs arising from Landlord’s negligence or intentional misconduct; and

(r)                                    costs incurred by Landlord to correct any condition of the Building or Property that is in violation of any Laws as of the Commencement Date.

If, during the term of this Lease, Landlord shall make any capital expenditure, the total cost thereof shall not be included in Operating Costs for the Operating Year in which it was made, but Landlord may include in Operating Costs for such Operating Year in which such expenditure was made and in Operating Costs for each succeeding Operating Year an annual charge-off of such capital expenditure, provided such expenditure is (i) made to comply with any law, rule, regulation, order or ordinance, or any amendment thereto or interpretation thereof, first enacted after the date the Building was constructed, or (ii) made to protect the health, safety of the occupants of the Property, or (iii) made to replace worn out or obsolete items or to keep the Property in first-class condition, or (iv) designed to reduce Operating Costs. Annual charge-offs shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord, by the number of years of useful life of the improvement, repair, alteration or replacement made with the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with then prevailing customs and practices of the real estate industry, consistently applied. Notwithstanding the foregoing, any capital expenditures required as a result of (i) Tenant’s Work except for expenditures required by the Americans with Disabilities Act, or (ii) any installations, alterations or additions to the Premises made by Tenant after the Commencement Date, or (iii) any particular use of the Premises by Tenant shall be borne by Tenant alone and shall be paid by Tenant to Landlord as Additional Rent (unless included within Landlord’s Contribution) in the Operating Year in which such expenditures are incurred.

In addition, if during any portion of any Operating Year for which Operating Costs are being computed (including any period used to compute Base Operating Costs), less than ninety five percent (95%) of the rentable area of the Building was leased to tenants or if Landlord is supplying less than ninety five percent (95%) of the rentable area of the Building with the services and utilities being supplied hereunder, actual Operating Costs incurred shall be reasonably projected by

Landlord on an item-by-item basis to the estimated Operating Costs that would have been incurred if ninety five percent (95%) of the Building were occupied for such Operating Year and such services and utilities were being supplied to ninety five percent (95%) of the rentable area of the Building, and such projected amount shall, for the purposes hereof, be deemed to be the Operating Costs for such Operating Year. For purposes of the “gross up” provision contained in this paragraph, Landlord shall only increase Operating Costs which by their nature vary based on the occupancy of the Building.  Landlord will not increase those Operating Costs which by their nature are fixed independently of the level of occupancy of the Building.

Notwithstanding any provision of this Subsection 4.2.1 to the contrary, for purposes of computing Tenant’s Operating Cost Excess under this Lease, in no event shall the amount of Controllable Operating Costs, as hereinafter defined, included in Operating Costs for any Operating Year exceed the Controllable Cost Cap, as hereinafter defined, for such Operating Year. If, pursuant to the provisions of this paragraph, any portion of Controllable Operating Costs is excluded from Operating Costs in an Operating Year, such amount shall accrue and shall be included in Operating Costs (as Controllable Operating Costs) with respect to the next following Operating Year, subject to the Controllable Cost Cap for such Operating Year. Such accrual shall continue until such amount has been fully included in Operating Costs for an Operating Year and Tenant has paid Tenant’s Operating Cost Excess on account thereof notwithstanding the effect of the Controllable Cost Cap; however Tenant shall have no obligation to pay any Controllable Operating Costs which remain accrued and have not been included in Operating Costs as of the end of the Operating Year during which the term of this Lease expires. For the purposes of this paragraph the following definitions shall apply:

(a)                                 “Controllable Operating Costs” shall mean all Operating Costs, except for the following, which shall not be subject to the limitations on increases described above: (i) real estate and other taxes included within Operating Costs, (ii) utility charges (including sewer), (iii) insurance premiums, (iv) management fees, (v) the costs to comply with any law, rule, regulation, order or ordinance with which the Property complied, or was not required to comply, prior to the Commencement Date, or to comply with any amendment or change in interpretation of any such legal requirements after the Commencement Date, and (vi) the costs of snow and ice treatment and removal (if any).

(b)                                 “Controllable Cost Cap” shall mean (i) for the 2019 Operating Year, one hundred percent (100%) of the Controllable Operating Costs (i.e. the amount thereof shall not be limited for such year), and (ii) for each succeeding Operating Year, one hundred six percent (106%) of the amount of the Controllable Cost Cap for the immediately preceding Operating Year.

4.2.2                     Real Estate Taxes.  If Taxes (as hereinafter defined) assessed against the Property (or estimated to be due by governmental authority) for any Operating Year during the term of this Lease shall exceed Base Taxes, whether due to increase in rate or reassessment of the Property, or both, Tenant shall reimburse Landlord, as Additional Rent, for Tenant’s Percentage of any such excess (such amount being hereinafter referred to as the “Tax Excess”). Tenant shall pay to Landlord, as Additional Rent commencing on the Rent Commencement Date and thereafter on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of the Tax Excess, such monthly amounts to be sufficient to provide Landlord by the time Tax payments are due or are to be made by

Landlord a sum equal to the Tax Excess for the then current Operating Year, as reasonably estimated by Landlord from time to time. After the end of each Operating Year during the term, Landlord shall give Tenant a notice setting forth the amount of Taxes for the preceding Operating Year and a computation of any Tax Excess. If the total of Tenant’s monthly remittances on account of the Tax Excess for any Operating Year is greater than the Tax Excess for such Operating Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Taxes (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligations to Landlord; if the total of such remittances is less than the Tax Excess for such Operating Year, Tenant shall pay the difference to Landlord within ten (10) days after being so notified by Landlord.

If the Commencement Date shall occur or the term of this Lease shall expire or be terminated during any Operating Year, or should the Operating Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, or should Tenant’s Percentage be modified during any Operating Year due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of Tax Excess which may be otherwise payable by Tenant as provided in this Subsection 4.2.2 shall be pro-rated on a daily basis based on a 365 day Operating Year.

“Taxes” shall mean all taxes, assessments, excises and other charges and impositions which are general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature which are levied, assessed or imposed by any governmental authority upon or against or with respect to the Property, Landlord or the owner or lessee of personal property used by or on behalf of Landlord in connection with the Property, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon.  If, at any time, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents or other taxes shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, income (except to the extent that a tax on income or revenue is solely on rental revenues and not on other types of income and then only from rental revenue generated by the Property) or capital levy taxes assessed on Landlord.  Taxes also shall include all court costs, attorneys’, consultants’ and accountants’ fees, and other expenses incurred by Landlord in analyzing and contesting Taxes through and including all appeals.  Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.

4.3                               Personal Property and Sales Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant and all taxes on the sales of inventory, merchandise and any other goods by Tenant in or upon the Premises.

4.4                               Insurance.

4.4.1                     Insurance Policies. Tenant shall, at its expense, take out and maintain, throughout the term of this Lease, the following insurance:

4.4.1.1           Commercial general liability insurance (on an occurrence basis, including without limitation, contractual liability, bodily injury, property damage, fire legal liability, and products and completed operations coverage) under which Tenant is named as an insured and Landlord and Landlord’s agent, The RMR Group LLC, and the holder of any mortgage on the Premises or Property, as set out in a notice from time to time, are named as additional insureds as their interests may appear, in an amount which shall, at the beginning of the term, be at least equal to the Commercial General Liability Insurance Limits, and, which, from time to time during the term, shall be for such higher limits, if any, as Landlord shall determine to be customarily carried in the area in which the Premises are located at property comparable to the Premises and used for similar purposes;

4.4.1.2           Worker’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises;

4.4.1.3           Property insurance on a “replacement cost” basis with an agreed value endorsement covering all furniture, furnishings, fixtures and equipment and other personal property brought to the Premises by Tenant and anyone acting under Tenant and all improvements and betterments to the Premises performed at Tenant’s expense; and

4.4.1.4           Business income and extra expense insurance covering twelve months loss of income.

4.4.2                     Requirements.  All policies of insurance maintained by Tenant shall contain deductibles and self-insured retentions not in excess of that reasonably approved by Landlord, shall contain a clause confirming that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Landlord and shall be obtained from insurers qualified to do business and in good standing in the State of Maryland having a rating by A.M. Best Company of at least A-VIII.  Tenant shall, prior to the Commencement Date, and thereafter, not less than ten (10) days prior to any policy expiration, deliver to Landlord a certificate of the insurer, certifying that such policy has been issued and paid in full, providing the coverage required by this Section and containing provisions specified herein.  Each such policy shall be non-cancelable and not materially changed with respect to the interest of Landlord and such mortgagees of the Property without at least thirty (30) days’ prior written notice thereto.  Tenant shall, within thirty (30) days of request therefor from time to time, provide Landlord with copies of any and all insurance policies required to be procured by Tenant hereunder.

4.4.3                     Waiver of Subrogation.  Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each property damage insurance policy obtained by it and covering the Building, the Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation and permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party.  The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises by, through or under Tenant.

Subject to the foregoing provisions of this Subsection 4.4.3, and insofar as may be permitted by the terms of the property insurance policies carried by it, each party hereby releases the other with respect to any claim which it might otherwise have against the other party for any loss or damage to its property to the extent such damage is actually covered or would have been covered by policies of property insurance required by this Lease to be carried by the respective parties hereunder.  In addition, Tenant agrees to exhaust any and all claims against its insurer(s) prior to commencing an action against Landlord for any loss covered by insurance required to be carried by Tenant hereunder.

4.5                               Utilities.  Tenant shall pay all charges for telephone and other utilities or services not supplied by Landlord pursuant to Subsection 5.1.1 and the first sentence of Subsection 5.1.2, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due.  Except as otherwise provided in this Section 4.5 or in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all utilities and services and that Landlord shall be under no obligation to furnish any utilities to the Premises.

4.6                               Late Payment of Rent.  If any installment of Annual Fixed Rent or any Additional Rent is not paid on or before the date the same is due, it shall bear interest (as Additional Rent) from the date due until the date paid at the Default Rate (as defined in Section 8.4).  In addition, if any installment of Annual Fixed Rent or Additional Rent is unpaid for more than five (5) days after the date due, Tenant shall pay to Landlord a late charge equal to the greater of One Hundred Dollars ($100) or ten percent (10%) of the delinquent amount, which amount represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing and administration of each delinquent payment by Tenant.  The payment of any such late charges shall not excuse or cure any default by Tenant under this Lease. Notwithstanding the foregoing, as to the first such late payment in any calendar year, Tenant shall not be required to pay such late charge unless Tenant fails to pay the amount due within five (5) days after Landlord gives Tenant notice of such late payment (once Landlord shall have given Tenant such a notice, no such notice shall be required as a condition to Tenant’s obligation to pay the late charge with respect to any subsequent late payments in the same calendar year). Absent specific provision to the contrary, all Additional Rent shall be due and payable in full ten (10) days after demand by Landlord.

4.7                               Security Deposit. Upon execution of this Lease, Tenant shall deposit with Landlord the Security Deposit.  The Security Deposit shall be held by Landlord as security for the faithful performance of all the terms of this Lease to be observed and performed by Tenant.  The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord.  Tenant shall cause the Security Deposit to be maintained throughout the term in the amount set forth in Section 1.1. Notwithstanding the foregoing, if at the time of request by Tenant, to be made no earlier than the first (1st) anniversary of the Rent Commencement Date, Tenant shall have fully and timely performed all of its obligations under this Lease, then at Tenant’s request, the Security Deposit shall be reduced to $13,472.59, and Landlord shall refund $13,472.58 to Tenant.

If the Annual Fixed Rent or Additional Rent payable hereunder shall be overdue and unpaid or should Landlord make any payment on behalf of Tenant, or Tenant shall fail to perform any of the terms of this Lease, then Landlord may, at its option and without notice or prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply the entire Security Deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Annual Fixed Rent, Additional Rent or other sums or loss or damage sustained by Landlord due to such breach by Tenant; and Tenant shall forthwith upon demand restore the Security Deposit to the amount stated in Section 1.1. Notwithstanding the foregoing, upon the application by Landlord of all or any portion of the Security Deposit (with or without notice thereof to Tenant) to compensate Landlord for a failure by Tenant to pay any Annual Fixed Rent or Additional Rent when due or to perform any other obligation hereunder, and until Tenant shall have restored the Security Deposit to the amount required by Section 1.1, Tenant shall be deemed to be in default in the payment of Additional Rent for purposes of Subsection 8.1(i) hereof.  So long as Tenant shall not be in default of its obligations under this Lease, Landlord shall return the Security Deposit, or so much thereof as shall have not theretofore been applied in accordance with the terms of this Section 4.7 (and less any amounts Landlord shall estimate shall be due from Tenant following year-end reconciliation of Operating Costs and Taxes), to Tenant within thirty (30) days following the expiration or earlier termination of the term of this Lease and the surrender of possession of the Premises by Tenant to Landlord in accordance with the terms of this Lease. While Landlord holds the Security Deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds.  If Landlord conveys Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee, and Tenant shall look solely to such grantee for proper application of the Security Deposit in accordance with the terms of this Section 4.7 and the return thereof in accordance herewith.  The holder of a mortgage on the Property shall not be responsible to Tenant for the return or application of the Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless such holder actually receives the Security Deposit.

ARTICLE 5

Landlord’s Covenants

5.1                               Affirmative Covenants.  Landlord shall, during the term of this Lease provide the following:

5.1.1                     Heat and Air-Conditioning.  Landlord shall furnish heat, ventilation and air-conditioning (“HVAC”) to the Premises sufficient to maintain the Premises at comfortable temperatures for general office use, subject to all federal, state and municipal regulations, during Normal Building Operating Hours (as defined in the Rules and Regulations).  If Tenant shall require HVAC service outside the hours and days above specified, Landlord may furnish such service and Tenant shall pay therefor such charges as may from time to time be in effect ($55.00 per hour, per zone as of the Date of this Lease).  In the event Tenant locates an excessive number of persons or heat-generating equipment in the Premises which overloads the capacity of the Building HVAC systems or in any other way interferes with such system’s ability to perform adequately its proper functions, supplementary systems may, if and as needed, at Landlord’s option, be provided by Landlord, at Tenant’s expense.  Landlord shall have no responsibility for providing any service from Separate HVAC Equipment, as defined in Subsection 6.1.3.

5.1.2                     Electricity.  Landlord shall furnish to the Premises electricity in reasonable amounts for customary office uses. Electrical service to any Separate HVAC Equipment shall be separately metered by Tenant at its sole cost and expense and Tenant shall pay all charges for such electrical service directly to the provider.

5.1.3                     Cleaning; Water.  Landlord shall provide cleaning, maintenance and landscaping to the common areas of the Building and Property (including snow removal to the extent necessary to maintain reasonable access to the Building) in accordance with standards generally prevailing throughout the term hereof in comparable office buildings in the Market Area; and furnish water for ordinary drinking, lavatory and toilet facilities (as opposed to special laboratory or other uses in excess of general office uses) and shall cause the Premises to be cleaned in accordance with standards of comparable office buildings in the Market Area.

Landlord, its cleaning contractor and their respective employees shall have access to the Premises after 6:00 p.m. and before 8:00 a.m. and shall have the right to use, without charge therefor, all light, power and water in the Premises reasonably required to clean the Premises as required hereunder.

5.1.4                     Elevator and Lighting.  Landlord shall furnish non-exclusive passenger elevator service from the lobby to the Premises; purchase and install all building standard lamps, tubes, bulbs, starters and ballasts for lighting fixtures in the Premises; and provide lighting to public and common areas of the Property.

5.1.5                     Repairs.  Except as otherwise expressly provided herein, Landlord shall make such repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building, and to the common areas and facilities of the Building (including any common plumbing, electrical and HVAC equipment, elevators and any other common equipment or systems in the Building) as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Subsection 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its agents, customers, contractors, employees, invitees, or licensees).

5.2                               Interruption.  Landlord shall have no responsibility or liability to Tenant for failure, interruption, inadequacy, defect or unavailability of any services, facilities, utilities, repairs or replacements or for any failure or inability to provide access or to perform any other obligation under this Lease caused by any event beyond Landlord’s reasonable control, including, without limitation, breakage, accident, fire, flood or other casualty, strikes or other labor trouble, any governmental order or regulation, inclement weather, repairs, inability to obtain or shortages of utilities, supplies, labor or materials, war, civil commotion or other emergency, or any act or omission of Tenant or Tenant’s agents, employees or licensees.  In no event shall Landlord be liable to Tenant for any indirect or consequential damages suffered by Tenant due to any such failure, interruption, inadequacy, defect or unavailability.  No failure or omission on the part of Landlord for any of the reasons set forth in this paragraph shall be construed as an eviction of Tenant, actual or constructive, or entitle Tenant to an abatement of rent, nor render Landlord liable in damages, or release Tenant from prompt fulfillment of any of its covenants under this Lease.

Landlord reserves the right to deny access to the Building and to interrupt the services of the HVAC, plumbing, electrical or other mechanical systems or facilities in the Building when necessary from time to time by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary, until such repairs, alterations, replacements or improvements shall have been completed. Landlord shall use reasonable efforts to minimize the duration of any such interruption and to give to Tenant at least three (3) days’ notice if service is to be interrupted, except in cases of emergency.

If due to Landlord’s default, (i) the Premises or any portion thereof are unusable by Tenant for a period of more than ten (10) consecutive Business Days following notice, complying with the last sentence of this paragraph, from Tenant due to (I) a lack of any of water, sewer, elevator service, access or electricity or (II) the failure by Landlord to perform repairs which Landlord is obligated to perform pursuant to Subsection 5.1.5, and (ii) Tenant shall, concurrently with the giving of such notice, discontinue use of the Premises or the portion thereof which is unusable as a result (other than for sporadic purposes such as salvage, security or retrieval of property), then as Tenant’s sole remedy the Annual Fixed Rent and Additional Rent on account of Taxes and Operating Costs shall be equitably abated for such portion of the Premises rendered unusable for the period commencing on the expiration of such ten (10) Business Day period and ending on the date that the Premises (or such portion) is rendered usable.  If more than fifty percent (50%) of the Premises is rendered unusable and if Tenant shall vacate the entire Premises, then the aforesaid abatement shall be a full abatement.  Any notice from Tenant pursuant to the first sentence of this paragraph shall expressly state that the failure of Landlord to cure any claimed default timely shall give rise to Tenant’s rights of rent abatement.

5.3                               Access to Building. During Normal Building Operating Hours, the Building shall, subject to the provisions of Section 5.2, be open and access to the Premises shall be freely available, subject to the Rules and Regulations.  During periods other than Normal Building Operating Hours, Tenant shall have access to the Premises, but such access shall also be subject to the Rules and Regulations.

5.4                               Parking.  During the term hereof, Landlord shall make available to Tenant, its employees and invitees, at no additional charge, seventeen (17) parking spaces in the surface parking lot appurtenant to the Building (the “Parking Facility”); fourteen (14) of such parking paces shall be unreserved and available on a first-come, first-served basis and three (3) of such parking spaces shall be reserved. Tenant, its employees and invitees shall use the Parking Facility for the parking of passenger vehicles only and shall not allow any of its vehicles, or any vehicles on the Parking Facility through Tenant, to be left in the Parking Facility overnight.  Landlord reserves the right to (a) implement and modify systems to regulate access to and use of the Parking Facility, (b) designate and redesignate reserved and unreserved parking areas within the Parking Facility (for some or all tenants), (c) change entrances or exits and alter traffic flow within the Parking Facility, and (d) modify the Parking Facility to any extent, provided that the number of parking spaces which are made available to Tenant shall not be reduced. Landlord further reserves the right to close the Parking Facility or portions thereof temporarily to the extent necessary for maintenance and repairs. Tenant acknowledges that Landlord is not required to provide any security or security services for any of the Parking Facility. Tenant shall indemnify and agrees to defend and hold Landlord harmless from and against all claims, loss, cost, or damage arising out of the use by Tenant and its employees and invitees of the Parking Facility, except to the extent caused by negligence or willful misconduct of Landlord or Landlord’s agent or employees. Tenant shall, and shall use reasonable efforts to cause its employees to, comply with all reasonable rules and regulations pertaining to the Parking Facility, as the same may be established amended, revised or supplemented by Landlord.

5.5                               Indemnification.  Subject to Section 10.5 and Section 10.6, and to the extent not subject to the provisions of Subsection 4.4.3, Landlord shall save Tenant harmless and indemnify Tenant from claims by third parties for bodily injury or property damage (excluding damage to the property of any subtenant or assignee of Tenant) occurring in the common areas of the Property to the extent any such injury or property damage is caused by the negligence or willful wrongful conduct of Landlord.

5.6                               Landlord’s Hazardous Waste Representation.  Landlord represents, covenants and agrees as follows:  (a) to the best of Landlord’s knowledge, Landlord has not used, generated, manufactured, produced, stored, released, discharged or disposed of on, under, about the Premises (or off-site of the Premises that might affect the Premises) or transferred to or from the Premises, any Hazardous Materials (as defined in Subsection 6.2.7) or allowed any other person or entity to do so, except in material compliance with Environmental Laws (as defined in Subsection 6.2.7), and (b) so long as the condition requiring removal or remediation of Hazardous Materials is not caused or exacerbated by Tenant or any party for whom Tenant is responsible, Landlord shall, in a manner that complies with all applicable Environmental Laws, perform or cause others to perform all remediation and cleanup of the Premises, the Building and land necessary to cause the Property to comply in all material respects with Environmental Laws, to the extent the failure to do so shall materially adversely affect Tenant or expose it to material liability. Landlord agrees that Operating Costs shall not include the cost of investigating, removing or remediating any Hazardous Materials on or under the Property that are determined to be in violation of Environmental Laws as of the Date of this Lease.

ARTICLE 6

Tenant’s Additional Covenants

6.1                               Affirmative Covenants.  Tenant shall do the following:

6.1.1                     Perform Obligations.  Tenant shall perform promptly all of the obligations of Tenant set forth in this Lease; and pay when due the Annual Fixed Rent and Additional Rent and all other amounts which by the terms of this Lease are to be paid by Tenant.

6.1.2                     Use.  Tenant shall use the Premises only for the Permitted Uses and from time to time, procure and maintain all licenses and permits necessary therefor and for any other use or activity conducted at the Premises, at Tenant’s sole expense. The Permitted Uses shall expressly exclude use for utility company offices, or employment agency or governmental or quasi-governmental offices.

6.1.3                     Repair and Maintenance.  Tenant shall maintain the Premises in neat and clean order and condition and perform all repairs to the Premises and all fixtures, systems, and equipment therein (including Tenant’s equipment and other personal property and any HVAC Equipment serving all or any portion of the Premises to the exclusion of any other space in the Building (“Separate HVAC Equipment”)) as are necessary to keep them in good and clean working order, appearance and condition, reasonable use and wear thereof and damage by unavoidable fire or other casualty only excepted and shall replace any damaged or broken glass in windows and doors of the Premises (except glass in the exterior walls of the Building) with glass of the same quality as that damaged or broken.

6.1.4                     Compliance with Law.  Tenant shall make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; keep the Premises safe and equipped with all safety appliances so required; and comply with, and perform all repairs, alterations, additions or replacements required by, the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises or other portions of the Property and arising out of any use being conducted in or on the Premises or arising out of any work performed by Tenant.

6.1.5                     Indemnification.  Tenant shall indemnify and hold harmless Landlord, its employees and Landlord’s agents and their employees from and against, any and all demands, claims, causes of action, fines, penalties, damage, liabilities, judgments and expenses (including, without limitation, attorneys’ fees) incurred in connection with or arising from:  (i) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant; (ii) any matter occurring on the Premises during the term; (iii) any acts, omissions or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees or visitors of Tenant or any such person; (iv) any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees or visitors of Tenant or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; (v) claims of brokers or other persons for commissions or other compensation arising out of any actual or proposed sublease of any portion of the Premises or assignment of Tenant’s interest under this Lease, or Landlord’s denial of consent thereto or exercise of any of Landlord’s other rights under Subsection 6.2.1; and (vi) any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors or any other person entering upon the Property under the express or implied invitation of Tenant.  If any action or proceeding is brought against Landlord or its employees or Landlord’s agents or their employees by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same, at Tenant’s expense, with counsel reasonably satisfactory to Landlord. Notwithstanding the foregoing in no event shall this Subsection 6.1.5 require Tenant to indemnify or defend Landlord or its employees or Landlord’s agents or their employees against any loss, cost, damage, liability, claim, or expense to the extent arising out of the gross negligence or willful misconduct of Landlord or its employees or Landlord’s agents or their employees.

6.1.6                     Landlord’s Right to Enter.  Tenant shall permit Landlord and its agents and invitees to enter into and examine the Premises at reasonable times and to show the Premises to prospective lessees, lenders, partners and purchasers and others having a bonafide interest in the Premises, and to make such repairs, alterations and improvements and to perform such testing and investigation as Landlord shall reasonably determine to make or perform. Except in instances posing an imminent threat to life or property, and except for any entry pursuant to the performance of Landlord’s routine obligations under Article 5, Landlord shall give Tenant reasonable notice prior to making any entry onto the Premises, provided, however, notwithstanding Section 10.1 to the contrary, such notice may be made orally or by email.

Notwithstanding the foregoing or any other provision contained herein to the contrary, Landlord and its employees, contractors, agents and representatives, and the holder of any mortgage, shall be prepared to provide Tenant proper identification prior to entry upon the Premises. Any non-Landlord parties, including, but not limited to, potential buyers, mortgagees, invitees, guests or potential tenants shall be, at Tenant’s election, accompanied by an employee of Tenant at all times within the Premises. If Landlord intends to show the Premises to prospective tenants, Landlord shall additionally provide tenant the name of the prospective tenant, and, if the prospective tenant is determined to be a competitor of Tenant, Tenant shall, at Tenant’s option have at least seventy-two (72) hours to make any arrangements to further secure the Premises prior to the tour of such prospective tenant. In addition to the foregoing, Tenant shall be permitted to designate certain portion of the Premises as safe or confidential areas, which Landlord shall have no access unless accompanied by Tenant’s authorized representatives, except in the event of emergency.

6.1.7                     Payment of Landlord’s Cost of Enforcement. Tenant shall pay, on demand, Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease.

6.1.8                     Yield Up.  Tenant shall, at the expiration or earlier termination of the term of this Lease, surrender all keys to the Premises; remove all of its trade fixtures and personal property in the Premises; remove such installations, alterations and improvements made (or if applicable, restore any items removed) by or on behalf of Tenant as Landlord may request and all Tenant’s signs wherever located (excepting signs installed by Landlord including, without limitation, Tenant’s lobby directory and suite signage, and provided further that Tenant shall cap and label all wiring and cabling but shall not be required to remove same); repair all damage caused by such removal; and vacate and yield up the Premises (including all installations, alterations and improvements made by or on behalf of Tenant except as Landlord shall request Tenant to remove), broom clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition.

Notwithstanding the preceding provisions of this Subsection 6.1.8, if at the time of request for consent, Tenant shall also request a determination from Landlord whether as to any particular alterations Landlord reserves the right to require Tenant to remove such alterations from the Premises upon the expiration or earlier termination of the Lease, and Landlord shall not reserve such right at the time of consent, Landlord may not require Tenant to remove such alteration from the Premises upon the expiration or earlier termination of the Lease.

6.1.9                     Rules and Regulations.  Tenant shall observe and abide by (and cause its employees, agents and visitors to observe) the Rules and Regulations of the Building set forth as Exhibit B, as the same may from time to time be amended, revised or supplemented (the “Rules and Regulations”). In the event of a conflict between the express terms of this Lease and any requirement of the Rules and Regulations, the terms of this Lease shall control. Landlord agrees that it shall apply the Rules and Regulations in a nondiscriminatory manner, but Landlord may waive Rules and Regulations with respect to particular tenants when Landlord shall have a good faith basis to do so.

6.1.10              Estoppel Certificate.  Tenant shall, within ten (10) Business Days’ following written request by Landlord, execute, acknowledge and deliver to Landlord a statement in form satisfactory to Landlord in writing certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Annual Fixed Rent and Additional Rent and other charges have been paid, and any other matter pertaining to this Lease. Any such statement delivered pursuant to this Subsection 6.1.10 may be relied upon by any prospective purchaser or mortgagee of the Property, or any prospective assignee of such mortgage.

6.1.11              Landlord’s Expenses For Consents.  Tenant shall reimburse Landlord, as Additional Rent, promptly on demand for all reasonable legal, engineering and other professional services expenses reasonably incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder. If Tenant shall so requests at the time it requests Landlord approval or consent, Landlord shall give Tenant a good faith estimate of any such costs and Landlord shall have no obligation to consider Tenant’s request for consent or approval, until Tenant shall have agreed in writing to pay such costs (regardless of whether they do or do not exceed such estimate).

6.2                               Negative Covenants.  Tenant shall not do the following.

6.2.1                     Assignment and Subletting.  Tenant shall not, directly or indirectly, assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant.

Notwithstanding the foregoing, Tenant may, without the need for Landlord’s consent, but only upon not less than ten (10) days prior notice to Landlord, assign its interest in this Lease (a “Permitted Assignment”) to (i) any entity which shall be a successor to Tenant either by merger or consolidation (a “Merger”) or to a purchaser of all or substantially all of Tenant’s assets in either case provided the successor or purchaser shall have a tangible net worth, after giving effect to the transaction, of not less than the greater of the net worth of Tenant named in Section 1.1 as of the Date of this Lease or the net worth of Tenant named in Section 1.1 immediately prior to such Merger or sale (the “Required Net Worth”) or (ii) any entity (an “Affiliate”) which is a direct or indirect subsidiary or parent (or a direct or indirect subsidiary of a parent) of the named Tenant set forth in Section 1.1, in either case of (i) or (ii) only so long as (I) the principal purpose of such assignment is not the acquisition of Tenant’s interest in this Lease (except if such assignment is made for a valid intracorporate business purpose to an Affiliate) and is not made to circumvent the provisions of this Subsection 6.2.1, (II) except if pursuant to a Merger permitted by clause (i) above, Tenant shall, contemporaneously with such assignment, provide Landlord with a fully executed counterpart of any such assignment, which assignment shall comply with the provisions of this Subsection 6.2.1 and shall include an agreement by the assignee in form reasonably satisfactory to Landlord, to assume all of Tenant’s obligations under this Lease and be bound by all of the terms of this Lease, (III) in the case of an actual or deemed assignment pursuant to clause (i) Tenant shall provide Landlord, not less than ten (10) days in advance of any such assignment, evidence reasonably satisfactory to Landlord of the Required Net Worth of the successor or purchaser, and (IV) there shall not be a Default of Tenant at the effective date of such assignment.  Tenant shall also be permitted, without the need for Landlord’s consent, but only upon not less than ten (10) days prior notice to Landlord, to enter into any sublease (a “Permitted Sublease”) with any Affiliate provided that such sublease shall expire upon any event pursuant to which the sublessee thereunder shall cease to be an Affiliate.  Any assignment to an Affiliate shall provide that it may, at Landlord’s election, be terminated and deemed void if during the term of this Lease such assignee or any successor to the interest of Tenant hereunder shall cease to be an Affiliate. If Tenant has entered into a Permitted Assignment or a Permitted Sublease with an Affiliate that shall cease to be an Affiliate following the date of the Permitted Assignment or Permitted Sublease, as the case may be, and Tenant desires for the applicable assignment or sublease to remain in effect, Tenant shall comply with the remaining provisions of this Subsection 6.2.1 in order to request Landlord’s consent to such assignment or subletting, as the case may be, which consent shall be given or withheld by Landlord in accordance with the terms of this Subsection 6.2.1.

If Tenant intends to enter into any sublease or assignment other than a Permitted Sublease or Permitted Assignment, Tenant shall, not later than sixty (60) days prior to the proposed commencement of such sublease or assignment, give Landlord notice thereof, which notice shall set forth in reasonable detail the proposed subtenant or assignee, the terms and conditions of the proposed sublease or assignment and information regarding the financial condition of the proposed subtenant or assignee.  Tenant shall promptly provide Landlord with such additional information with respect to such subtenant or assignee as Landlord may reasonably request.  Landlord may elect (a) to terminate the term of this Lease if Tenant intends to assign this Lease, or to sublease (including expansion options) more than fifty percent (50%) of the Premises for a term (including extension options) of more than half of the remaining term hereof or (b) to exclude from the Premises, for the term of such proposed sublease, the portion thereof to be sublet (the “Proposed Sublet Space”) if the conditions set forth in (a) do not prevail, by giving notice to Tenant of such election not later than thirty (30) days after receiving notice of such intent from Tenant.  If Landlord shall give such notice within such thirty (30) day period, upon the later to occur of (A) the proposed date of commencement of such proposed sublease or assignment, or (B) the date which is thirty (30) days after Landlord’s notice, the term of this Lease shall terminate or the Premises shall be reduced to exclude the portion of the Premises intended for subletting, in which case Annual Fixed Rent and Tenant’s Percentage shall be correspondingly reduced; however, in such case of Proposed Sublet Space requires the installation of a new demising wall, the effective date shall be the latest of (A) or (B) or the date that Landlord shall install any demising wall necessary to separate the Proposed Sublet Space from the balance of the Premises.  If Landlord shall not give such notice, but Tenant shall not enter into such sublease or assignment on the terms and conditions set forth in such notice from Tenant within one hundred twenty (120) days of the initially proposed sublease or assignment commencement date and shall still desire to enter into any sublease or assignment, the first sentence of this paragraph shall again become applicable.

If Landlord shall not elect to terminate the term of this Lease or to exclude Proposed Sublet Space from the Premises, then Landlord shall not unreasonably condition or withhold its consent to any sublease, provided that, in addition to any other grounds for withholding of consent, Landlord may withhold its consent if in Landlord’s good faith judgment:  (i) the proposed assignee or subtenant does not have a financial condition reasonably acceptable to Landlord; (ii) the business and operations of the proposed assignee or subtenant are not of comparable quality to the business and operations being conducted by the majority of other tenants in the Building; (iii) the proposed assignee or subtenant is a business competitor of Landlord or is an affiliate of a business competitor of Landlord; (iv) the identity of the proposed assignee or subtenant is, or the intended use of any part of the Premises, would be inconsistent with first-class office space or Landlord’s commitments to other tenants in the Building or any covenants, conditions or restrictions binding on Landlord or applicable to the Property; (v) at the time of the proposed assignment or subleasing Landlord is able to meet the space requirements of Tenant’s proposed assignee or subtenant by leasing available space in the Building to such person or entity and either (a) the proposed assignee or subtenant is a tenant or other occupant of the Building (or is an entity affiliated with any such tenant or occupant), or (b) the proposed assignee or subtenant is an entity, or is affiliated with any entity, which shall have entered into negotiation with Landlord for space in the Building within the preceding nine (9) months; or (vi) any such sublease shall result in the Premises being occupied by more than two (2) parties (including Tenant) at any one time.

If the rent and other sums (including, without limitation, all monetary payments plus the reasonable value of any services performed or any other thing of value given by any assignee or subtenant in consideration of such assignment or sublease), either initially or over the term of any assignment or sublease (other than a Permitted Assignment of a Permitted Sublease), payable by such assignee or subtenant exceed the Annual Fixed Rent plus Additional Rent called for hereunder with respect to the space assigned or sublet, Tenant shall pay fifty percent (50%) of such excess to Landlord, as Additional Rent, payable monthly at the time for payment of Annual Fixed Rent, provided that in computing the amount of any such excess  the amortized portion of the following “Transfer Expenses” paid by Tenant in connection with such assignment or sublease may first be deducted from the monthly amount of any such excess: (i) the cost of alterations or improvements made by Tenant to the Premises in order to consummate an assignment or to the portion of Premises that is subleased in order to consummate a sublease, (ii) reasonable brokerage commissions or fees, and (iii) reasonable attorneys fees. Any such Transfer Expenses shall be amortized in equal monthly installments over the term of the assignment or sublease and shall be verified by Tenant by written documentation reasonably satisfactory to Landlord within sixty (60) days after the date of delivery of possession to the assignee or sublessee. Nothing in this paragraph shall be deemed to abrogate the provisions of this Subsection 6.2.1 and Landlord’s acceptance of any sums pursuant to this paragraph shall not be deemed a granting of consent to any assignment of the Lease or sublease of all or any portion of the Premises.

Notwithstanding anything in this Subsection 6.2.1 to the contrary, Tenant may permit its subcontractors, clients, Affiliates and customers to share the use of the Premises with Tenant for the uses permitted by this Lease without entering into a sublease, provided that no such use shall vest in any such entity any rights or interest in the Lease or the Premises.

No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord’s written approval in the case of any other subletting or assignment.

6.2.2                     Nuisance.  Tenant shall not injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any inflammable fluids or chemicals (except such as are customarily used in connection with standard office equipment); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the premiums for any of Landlord’s insurance or which is liable to render necessary any alteration or addition to the Building; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3                     Floor Load; Heavy Equipment.  Tenant shall not place a load upon any floor of the Premises exceeding the lesser of the floor load capacity which such floor was designed to carry or which is allowed by law.  Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight.  Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance.

6.2.4                     Electricity.  Tenant shall not connect to the electrical distribution system serving the Premises a total load exceeding the lesser of the capacity of such system or the maximum load permitted from time to time under applicable governmental regulations.  The capacity of the electrical distribution system serving the Premises shall be the lesser of (i) the capacity of the branch of the system serving the Premises exclusively or (ii) the allocation to the Premises of the capacity of the system serving the entire Building, Landlord and Tenant agreeing that such capacity shall be allocated equally over the entire rentable area of the Building.

6.2.5                     Installation, Alterations or Additions.  Tenant shall not make any installations, alterations, additions or improvements (collectively and individually referred to in this paragraph as “work”) in, to or on the Premises nor permit the making of any holes in the walls or partitions (except for small holes required to hang sings, marker boards, shelving and customary office art), ceilings or floors without on each occasion obtaining the prior consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance. Notwithstanding the foregoing, Tenant need not obtain Landlord’s consent to perform Cosmetic Alterations (defined below) if the same are not visible from the exterior or common areas of the Building and any such work shall be scheduled at a time reasonably acceptable to Landlord. “Cosmetic Alterations” means changes to the finishes within the Premises (e.g. changes to the floor and wall coverings and paint) that do not affect the structure or systems of the Premises or Building, do not involve work above ceilings or within walls and do not require a building permit.  All work to be performed to the Premises by Tenant shall (i) be performed in a good and workmanlike manner by contractors approved in advance by Landlord and in compliance with the provisions of Exhibit C and all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws, (ii) be made at Tenant’s sole cost and expense and at such times and in such a manner as Landlord may from time to time designate, and (iii) become part of the Premises and the property of Landlord without being deemed additional rent for tax purposes, Landlord and Tenant agreeing that Tenant shall be treated as the owner for tax purposes until the expiration or earlier termination of the term hereof, subject to Landlord’s rights pursuant to Subsection 6.1.8 to require Tenant to remove the same at or prior to the expiration or earlier termination of the term hereof.  Tenant shall pay promptly when due the entire cost of any work to the Premises so that the Premises, Building and Property shall at all times be free of liens for labor and materials, and, at Landlord’s request, Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any such work will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrances that may arise out of such work.  Prior to the commencement of any such work, and throughout and until completion thereof, Tenant shall maintain, or cause to be maintained, the insurance required by Exhibit D, all with coverage limits as stated therein or such higher limits as shall be reasonably required by Landlord.  Whenever and as often as any mechanic’s or materialmen’s lien shall have been filed against the Property based upon any act of Tenant or of anyone claiming through Tenant, Tenant shall within three (3) days of notice from Landlord to Tenant take such action by bonding, deposit or payment as will remove or satisfy the lien.

6.2.6                     Signs.  Tenant shall not paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises.  Landlord shall, with the costs therefor to be included in Operating Expenses, install a sign or lettering on or adjacent to the entry doors to the Premises conforming to building standards adopted by Landlord and shall maintain a tenant directory in the lobby of the Building in which will be placed Tenant’s name and the location of the Premises in the Building. Tenant’s initial entry-door sign and lobby directory listing shall be at no cost to Tenant. Any changes thereto shall be made by Landlord at Tenant’s sole cost and expense.

6.2.7                     Oil and Hazardous Materials.  Tenant shall not introduce on or transfer to the Premises or Property, any Hazardous Materials (as hereinafter defined); nor dump, flush or otherwise dispose of any Hazardous Materials into the drainage, sewage or waste disposal systems serving the Premises or Property; nor generate, store, use, release, spill or dispose of any Hazardous Materials in or on the Premises or the Property, or to transfer any Hazardous Materials from the Premises to any other location; and Tenant shall not commit or suffer to be committed in or on the Premises or Property any act which would require any reporting or filing of any notice with any governmental agency pursuant to any statutes, laws, codes, ordinances, rules or regulations, present or future, applicable to the Property or to Hazardous Materials.

If Tenant shall generate, store, release, spill, dispose of or transfer to the Premises or Property any Hazardous Materials, Tenant shall forthwith remove the same, at its sole cost and expense, in the manner provided by all applicable Environmental Laws (as hereinafter defined), regardless of when such Hazardous Materials shall be discovered. Furthermore, Tenant shall pay any fines, penalties or other assessments imposed by any governmental agency with respect to any such Hazardous Materials and shall forthwith repair and restore any portion of the Premises or Property which it shall disturb in so removing any such Hazardous Materials to the condition which existed prior to Tenant’s disturbance thereof.

Tenant agrees to deliver promptly to Landlord any notices, orders or similar documents received from any governmental agency or official concerning any violation of any Environmental Laws or with respect to any Hazardous Materials affecting the Premises or Property.  In addition, Tenant shall, within ten (10) days of receipt, accurately complete any questionnaires from Landlord or other informational requests relating to Tenant’s use of the Premises and, in particular, to Tenant’s use, generation, storage and/or disposal of Hazardous Materials at, to, or from the Premises.

Tenant shall indemnify, defend (by counsel satisfactory to Landlord), protect, and hold Landlord free and harmless from and against any and all claims, or threatened claims, including without limitation, claims for death of or injury to any person or damage to any property, actions, administrative proceedings, whether formal or informal, judgments, damages, punitive damages, liabilities, penalties, fines, costs, taxes, assessments, forfeitures, losses, expenses, attorneys’ fees and expenses, consultant fees, and expert fees that arise from or are caused in whole or in part, directly or indirectly, by (i) Tenant’s use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Materials to, in, on, under, about or from the Premises, or (ii) Tenant’s failure to comply with any Environmental Laws.  Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs (including, without limitation, capital, operating and maintenance costs) incurred in connection with any investigation or monitoring of site conditions, repair, cleanup, containment, remedial, removal or restoration work, or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith.  For purposes of this Subsection 6.2.7, any acts or omissions of Tenant, or its subtenants or assignees or its or their employees, agents, or contractors (whether or not they are negligent, intentional, willful or unlawful) shall be attributable to Tenant.

The term “Hazardous Materials” shall mean and include any oils, petroleum products, asbestos, radioactive, biological, medical or infectious wastes or materials, and any other toxic or hazardous wastes, materials and substances which are defined, determined or identified as such in any Environmental Laws, or in any judicial or administrative interpretation of Environmental Laws.

The term “Environmental Laws” shall mean any and all federal, state and municipal statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

ARTICLE 7

Casualty or Taking

7.1                               Termination.  If the Premises or the Property, or any material part thereof shall be destroyed or damaged by fire or casualty, shall be taken by any public authority or for any public use or shall be condemned by the action of any public authority, then the term of this Lease may be terminated at the election of Landlord.  Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant not later than one hundred twenty (120) days after the date of the taking or casualty.

In the event any material part of the Premises necessary for the conduct of Tenant’s business at the Premises shall be destroyed or damaged by fire or other casualty (and Landlord has not elected to terminate the term of this Lease pursuant to the preceding paragraph), then as soon as practicable after the occurrence of such damage, Landlord shall give Tenant a notice (the “Restoration Notice”) advising Tenant whether or not Landlord intends to restore the Premises (excluding any alterations made by Tenant) to a condition substantially the same as existed immediately prior to such damage (subject to any modification required by then current laws, rules, regulations and ordinances and excluding any improvements to the Premises made at Tenant’s expense), and if Landlord intends to so restore, of the time required to substantially complete such work, as reasonably estimated by an architect or general contractor selected by Landlord. If the Restoration Notice indicates either that (a) Landlord shall not restore the Premises as provided above, or (b) the estimated time required for Landlord to substantially complete such restoration work shall exceed six (6) months from the occurrence of such casualty damage, then Tenant may elect to terminate the term of this Lease by giving notice to Landlord not later than thirty (30) days after the date on which Landlord gives Tenant the Restoration Notice. Tenant may also elect to terminate the term of this Lease if the Lease is not terminated and Landlord shall fail to complete restoration of the Premises as described in the Restoration Notice by the date (the “Outside Restoration Date”) that is the later of (i) thirty (30) days after the expiration of the estimated repair period, as such period is extended for delays beyond Landlord’s reasonable control, or (ii) six (6) months from the date of the casualty. Any election by Tenant to terminate the term of this Lease pursuant to the preceding sentence shall be made by notice given to Landlord not later than thirty (30) days after the Outside Restoration Date. Notwithstanding the foregoing, Tenant shall have no right to terminate the term of this Lease due to a fire or other casualty if the cause thereof was due to the negligence or other wrongful conduct of Tenant or any subtenant of Tenant or any agent, employee or invitee of Tenant or its subtenant(s).

7.2                               Restoration.  If Landlord does not elect to so terminate, this Lease shall continue in force and (so long as the damage is not caused by the negligence or other wrongful act of Tenant or its employees, agents, contractors or invitees) a just proportion of the Annual Fixed Rent and Additional Rent for Taxes and Operating Costs, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated commencing on the date of the casualty and continuing until the Premises (excluding any improvements to the Premises made at Tenant’s expense), or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such destruction, taking, or condemnation and subject to zoning and building laws or ordinances then in existence. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages actually made available to Landlord (and not retained by any Superior Lessor or Superior Mortgagee) less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

7.3                               Award.  Irrespective of the form in which recovery may be had by law, all rights to seek reimbursement for damages or compensation arising from fire or other casualty or any taking by eminent domain or condemnation shall belong to Landlord in all cases.  Tenant hereby grants to Landlord all of Tenant’s rights to such claims for damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE 8

Defaults

8.1                               Default of Tenant.  (i) If Tenant shall default in its obligations to pay the Annual Fixed Rent or Additional Rent or any other charges under this Lease when due or shall default in complying with its obligations under Subsection 6.1.10 of this Lease and if any such default shall continue for five (5) days after notice thereof from Landlord, or (ii) if as promptly as possible but in any event within thirty (30) days after notice from Landlord to Tenant specifying any default or defaults other than those set forth in clause (i) Tenant has not cured the default or defaults so specified, then, and in any of such cases indicated in clauses (i) and (ii) hereof (collectively and individually, a “Default of Tenant”), Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter give notice to Tenant terminating this Lease and the term hereof, which notice shall specify the date of termination, whereupon on the date so specified, the term of this Lease and all of Tenant’s rights and privileges under this Lease shall expire and terminate but Tenant shall remain liable as hereinafter provided.

8.2                               Remedies.  In the event of any termination pursuant to Section 8.1, Tenant shall pay the Annual Fixed Rent, Additional Rent and other charges payable hereunder up to the time of such termination.  Thereafter, whether or not the Premises shall have been re-let, Tenant shall be liable to Landlord for, and shall pay to Landlord the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder for the remainder of the term of this Lease had such termination not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, advertising costs, administration expenses, alteration costs, the value of any tenant inducements (including but without limitation free rent, moving costs, and contributions toward leasehold improvements) and any other expenses incurred in preparation for such reletting.  Tenant shall pay such damages to Landlord monthly on the days on which the Annual Fixed Rent, Additional Rent or other charges would have been payable hereunder if the term of this Lease had not been so terminated.

At any time after such termination, in lieu of recovering damages pursuant to the provisions of the immediately preceding paragraph with respect to any period after the date of demand therefor, at Landlord’s election, Tenant shall pay to Landlord the amount, if any, by which (A) the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder from the date of such demand to the end of what would be the then unexpired term of this Lease had such termination not occurred, shall exceed (B) the then fair rental value of the Premises for the same period, reduced to amortize over such period all costs or expenses which Landlord would incur to obtain such fair market rent.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

In case of any Default of Tenant, re-entry, expiration and repossession by summary proceedings or otherwise, Landlord may (i) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.  Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises, or, in the event that the Premises are relet, for failure to collect the rent under such reletting.

To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

8.3                               Remedies Cumulative.  Except as expressly provided otherwise in Section 8.2, any and all rights and remedies which Landlord may have under this Lease, and at law and equity (including without limitation actions at law for direct, indirect, special and consequential (foreseeable and unforeseeable) damages), for Tenant’s failure to comply with its obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4                               Landlord’s Right to Cure Defaults. At any time with or without notice, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease (irrespective of whether the same shall have ripened into a Default of Tenant), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand, as Additional Rent, all such sums including reasonable attorneys fees, together with interest thereon at a rate (the “Default Rate”) equal to the lesser of six hundred basis points above the Prime Rate or the maximum rate allowed by law.  “Prime Rate” shall mean a rate of interest, determined daily, which is two hundred basis points above the yield of 90-day U.S. Treasury Bills.

8.5                               Holding Over.  Any failure by Tenant to comply timely with its obligations under Subsection 6.1.8, as to all or any portion of the Premises, shall constitute a holding over of the entire Premises and be treated as a daily tenancy at sufferance at a rental rate equal to one and one- half (1.5) times the Annual Fixed Rent plus one hundred percent (100%) of the Additional Rent on account of Operating Costs and Taxes in effect immediately prior to the expiration or earlier termination of the term (prorated on a daily basis).  Tenant shall also pay to Landlord all damages, direct and/or consequential (foreseeable and unforeseeable), sustained by reason of any such holding over, provided that Tenant shall not be liable for consequential damages unless Tenant shall hold over for more than thirty (30) days.  Otherwise, all of the covenants, agreements and obligations of Tenant applicable during the term of this Lease shall apply and be performed by Tenant during such period of holding over as if such period were part of the term of this Lease.

8.6                               Effect of Waivers of Default.  Any consent or permission by Landlord to any act or omission by Tenant shall not be deemed to be consent or permission by Landlord to any other similar or dissimilar act or omission and any such consent or permission in one instance shall not be deemed to be consent or permission in any other instance.

8.7                               No Waiver, Etc.  The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged.  No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.8                               No Accord and Satisfaction.  No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9

Rights of Holders

9.1                               Rights of Mortgagees or Ground Lessor.  This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or master lease, and to any and all mortgages, which may now or hereafter affect the Building or the Property and/or any such lease. This Section shall be self-operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to which this Lease is subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is herein called “Superior Lessor”; and any mortgage to which this Lease is subject and subordinate, is herein called “Superior Mortgage” and the holder of a Superior Mortgage is herein called “Superior Mortgagee”. Notwithstanding the foregoing to the contrary, any Superior Lessor or Superior Mortgagee may, at its option, subordinate the Superior Lease or Superior Mortgage of which it is the lessor or holder to this Lease by giving Tenant ten (10) days prior written notice of such election, whereupon this Lease shall, irrespective of dates of execution, delivery and recording, be superior to such Superior Lease or Superior Mortgage and no other documentation shall be necessary to effect such change.

If any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise (except pursuant to the last sentence of the preceding paragraph), then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment.  Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord (unless formerly the landlord under this Lease) shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (b) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant, (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (d) bound by any modification of this Lease subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of Annual Fixed Rent or Additional Rent for more than one (1) month, which was not approved in writing by the Successor Landlord, (e) liable to Tenant beyond the Successor Landlord’s interest in the Property, (f) responsible for the performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by Tenant, or (g) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord.  Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid.

9.2                               Subordination, Non-Disturbance and Attornment.  Landlord represents that the Property is not subject to any Superior Lease or Superior Mortgage as of the Date of this Lease. Landlord shall request a so-called non-disturbance agreement (“SNDA”) from any future Superior Mortgagee in the form customarily used by such Superior Mortgagee, but Landlord shall have no obligation to incur any expense or liability in connection with such request (or to become involved in any request by Tenant for changes to the form of SNDA) and, if such Superior Mortgagee shall fail or refuse to provide or to execute such SNDA (or to consider or agree to any changes to the form of SNDA requested by Tenant), such failure or refusal shall not constitute a default or breach of this Lease by Landlord. If any future Superior Mortgagee shall agree to provide an SNDA, then at Landlord’s request, Tenant shall first execute and deliver such SNDA to Landlord.

ARTICLE 10

Miscellaneous Provisions

10.1                        Notices.  Except as may be expressly provided herein otherwise, all notices, requests, demands, consents, approval or other communications to or upon the respective parties hereto shall be in writing, shall be delivered by hand or mailed by certified or registered mail, return receipt requested, or by a nationally recognized courier service that provides a receipt for delivery such as Federal Express, United Parcel Service or U.S. Postal Service Express Mail and shall be addressed as follows:  If intended for Landlord, to the Original Address of Landlord set forth in Section 1.1 of this Lease with a copy to The RMR Group LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, MA  02458, Attention: Jennifer B. Clark (or to such other address or addresses as may from time to time hereafter be designated by Landlord by notice to Tenant); and if intended for Tenant, addressed to Tenant at the Original Address of Tenant set forth in Section 1.1 of this Lease until the Commencement Date and thereafter to the Property (or to such other address or addresses as may from time to time hereafter be designated by Tenant by notice to Landlord).  Notices shall be effective on the date delivered to (or the first date such delivery is attempted and refused by) the party to which such notice is required or permitted to be given or made under this Lease.  Notices from Landlord may be given by Landlord’s Agent, if any, or Landlord’s attorney; and any bills or invoices for Annual Fixed Rent or Additional Rent may be given by mail(which need not be registered or certified) and, if so given, shall be deemed given on the third Business Day following the date of posting.

10.2                        Quiet Enjoyment; Landlord’s Right to Make Alterations, Etc.  Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease; provided, however, Landlord reserves the right at any time and from time to time, without the same constituting breach of Landlord’s covenant of quiet enjoyment or an actual or constructive eviction, and without Landlord incurring any liability to Tenant or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, improvements, repairs or replacements in or to the interior and exterior of the Building (including the Premises) and the fixtures and equipment thereof, and in or to the Property, or properties adjacent thereto, as Landlord may deem necessary or desirable, and to change (provided that there be no unreasonable obstruction of the right of access to the Premises by Tenant and that Landlord use commercially reasonable efforts to minimize, to the extent practical, any interference with the conduct of business at the Premises) the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, or other common areas of the Building and Property.

10.3                        Waiver of Jury Trial.  LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH THIS LEASE.

10.4                        Lease not to be Recorded; Confidentiality of Lease Terms.  Tenant agrees that it will not record this Lease. Tenant shall not make or permit to be made any press release or other similar public statement regarding this Lease without the prior approval of Landlord, which approval shall not be unreasonably withheld.

10.5                        Limitation of Landlord’s Liability.  The term “Landlord”, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of Landlord’s interest in the Property, and in the event of any transfer or transfers of such title to said property, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Property. Notwithstanding the foregoing, in no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to Landlord, be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder.  Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. The seller-lessee, and its successors in title, shall be Landlord hereunder unless and until such purchaser expressly assumes in writing Landlord’s obligations hereunder.

Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability. Tenant furthermore agrees that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

10.6                        Landlord’s Default.  Landlord shall not be deemed to be in breach of, or in default in the performance of, any of its obligations under this Lease unless it shall fail to perform such obligation(s) and such failure shall continue for a period of thirty (30) days, or such additional time as is reasonably required to correct any such breach or default, after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged breach or default.  Tenant shall have no right to terminate this Lease for any breach or default by Landlord hereunder and no right, for any such breach or default, to offset or counterclaim against any rent due hereunder.  In no event shall Landlord ever be liable to Tenant, and Tenant hereby waives any claim against Landlord, for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause.

10.7                        Brokerage.  Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than Jones Lang LaSalle, and in the event of any brokerage claims or liens, other than by Jones Lang LaSalle, against Landlord or the Property predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien. Landlord warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Jones Lang LaSalle.

10.8                        Applicable Law and Construction.  This Lease shall be governed by and construed in accordance with the laws of the state or district in which the Property is located and if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby.  Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and which shall expressly refer to this Lease.  All understandings and agreements heretofore made between the parties are merged in this Lease and any other such written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other such written agreement(s) made concurrently herewith.  This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant.  The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and Tenant shall have no right to the Premises hereunder until the execution and delivery hereof by both Landlord and Tenant.  Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns.  Each term and each provision of this Lease to be performed by Tenant shall be construed to be both an independent covenant and a condition and time is of the essence with respect to the exercise of any of Tenant’s rights, and the performance of any and all of Tenant’s obligations, under this Lease. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant. Except as otherwise set forth in this Lease, any obligations of Tenant (including, without limitation, rental and other monetary obligations, repair and maintenance obligations and obligations to indemnify Landlord), shall survive the expiration or earlier termination of this Lease.

10.9                        Evidence of Authority.  Tenant shall deliver to Landlord a fully executed Secretary’s Certificate substantially in the form attached hereto as Exhibit E, contemporaneously with the execution of this Lease.

[Remainder of page intentionally left blank.]

WITNESS the execution hereof under seal on the day and year first above written.

Landlord:

FP 540 Gaither, LLC

By: The RMR Group LLC
Its agent

By:	/s/ Jennifer F. Francis
Jennifer F. Francis
Senior Vice President

Tenant:

Cerecor Inc.

By:	/s/ Peter Greenleaf
Peter Greenleaf
Chief Executive Officer

By:	/s/ Joseph Miller
Joseph Miller
Chief Financial Officer

EXHIBIT A

PLAN SHOWING THE PREMISES

EXHIBIT B

RULES AND REGULATIONS

1.                                      The sidewalks, entrances, passages, corridors, vestibules, halls, elevators or stairways in or about the Building shall not be obstructed by Tenant.

2.                                      Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the Building corridor or from the exterior of the Building.  No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or fixed by Tenant on any window or part of the outside or inside of the Buildings without prior consent of Landlord.

3.                                      Tenant shall not waste electricity or water in the Building and shall cooperate fully with Landlord to assure the most effective operation of the Building HVAC system. All regulating and adjusting of HVAC equipment shall be done by Landlord’s agents or employees.

4.                                      No additional or different locks or bolts shall be affixed on doors by Tenant. Tenant shall return all keys to Landlord upon termination of Tenant’s lease.  Tenant shall not allow peddlers, solicitors or beggars in the Building and shall report such persons to Landlord.

5.                                      Tenant shall not use the Premises so as to cause any increase above normal insurance premiums on the Building.

6.                                      No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises. No space in the Building shall be used for manufacturing or for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.

7.                                      Tenant shall not engage or pay any employees of the Building without approval from Landlord.  Tenant shall not employ any persons other than the janitor or employees of Landlord for the purpose of cleaning Premises without the prior written consent of Landlord.

8.                                      All removals from the Building or the carrying in or out of the Building or the Premises of any freight, furniture or bulky matter of any description must take place at such time and in such manner as Landlord may determine from time to time. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of the rules and regulations or provisions of Tenant’s lease.

9.                                      Normal Building Operating Hours are 7:00 a.m. to 6:00 p.m. Mondays through Fridays and 9:00 a.m. to 1:00 p.m. on Saturdays excluding New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day (and the applicable weekday when any such day occurs on a weekend day) and all other federal, state, county or municipal holidays and all Sundays.  Any day (other than a Saturday) on which Normal Building Operating Hours shall occur shall be a “Business Day”.

10.                               Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.

11.                               Tenant shall, without charge, make electrical outlets in the Premises reasonably available to Landlord and/or its contractors, agents and employees during the making of repairs, alterations, additions or improvements in or to the demised premises.

12.                               The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed and no sweepings, rubbish, rags, acid or like substance shall be deposited therein.  All damages resulting from any misuse of the fixtures shall be borne by Tenant.

13.                               Tenant may request HVAC service outside of Normal Building Operating Hours by submitting a request in writing to the Building Manager’s office by noon of the preceding workday.

14.                               Landlord reserves the right to establish, modify and enforce parking rules and regulations.

15.                               All refuse from the Premises shall be disposed of in accordance with the requirements established therefor by Landlord and no dumpster shall be overloaded by Tenant.

16.                               Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building and to impose additional rules and regulations when in its judgment Landlord deems it necessary, desirable or proper for its best interest and for the best interest of tenants and other occupants and invitees thereof.  No alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant.  Landlord shall not be responsible to any tenant for the non-observance or violation by any other tenant however resulting of any rules or regulations at any time prescribed for the Building.

2

EXHIBIT C

ALTERATIONS REQUIREMENTS

A.                                    General

•                  All alterations, installations or improvements (“Alterations”) to be made by Tenant in, to or about the Premises, including any Alterations to be made prior to Tenant’s occupancy of the Premises for the Permitted Use, shall be made in accordance with the requirements of this Exhibit and with any additional requirements stated in the Lease.

•                  All submissions, inquiries approvals and other matters shall be processed through Landlord’s Building manager or regional property manager.

•                  Additional and differing provisions in the Lease, if any, will be applicable and will take precedence over the terms of this Exhibit.

B.                                    Plans

1.                                      Before commencing construction of any Alterations, Tenant shall submit for Landlord’s written approval either a description of the Alterations or drawings and specifications for the Alterations, as follows:

(i)                                     Tenant shall submit drawings and written specifications (collectively, “Plans”) for all of Tenant’s Alterations, including mechanical, electrical and cabling, plumbing and architectural drawings. Drawings are to be complete, with full details and finish schedules, and shall be stamped by an AIA architect licensed in the state or district in which the Property is located certifying compliance with building codes.

(ii)                                  Tenant may submit a complete description of Tenant’s Alterations (including sketches or diagrams as necessary) in lieu of submitting Plans if the proposed Alterations meet all of the following criteria: (1) they are cosmetic in nature (e.g. painting, wallpapering, installation of floor coverings, etc.),  (2) they do not require a building permit, (3) they do not require work to be performed inside walls or above the ceiling of the Premises, and (4) they will not affect the structure or the mechanical, plumbing, HVAC, electrical or life safety systems of the Building (collectively, the “Building Systems”) . Notwithstanding that Tenant’s proposed Alterations satisfy all of the preceding criteria, upon review of Tenant’s submission, Landlord shall have the right to require Tenant to submit Plans for all or any portion of the proposed Alterations.

2.                                      Landlord shall review the description or Plans submitted by Tenant (“Tenant’s Design Submission”) and notify Tenant of approval or disapproval. If Landlord disapproves Tenant’s Design Submission, Landlord shall specify the reasons for its disapproval and Tenant shall revise Tenant’s Design Submission to meet Landlord’s objections, and shall resubmit the same to Landlord as so revised until Tenant’s Design Submission is approved by Landlord. No approval by Landlord of Tenant’s Design Submission shall constitute a waiver of any of the requirements of this Exhibit or the Lease. Tenant shall not make any changes to Tenant’s Design Submission after approval by Landlord, including changes required to obtain governmental permits, without obtaining Landlord’s written approval in each instance.

3.                                      All mechanical, electrical, structural and floor loading requirements shall be subject to approval of Landlord’s engineers. Landlord also reserves the right to require Tenant to submit copies of shop drawings for Landlord’s review and approval.

4.                                      Before commencing construction of any Alterations, Tenant shall provide Landlord with two (2) complete copies of Tenant’s Design Submission in final form as approved by Landlord.

C.                                    Selection of Contractors and Subcontractors

Before commencing construction of any Alterations, Tenant shall submit to Landlord the names of Tenant’s general contractor (the “General Contractor”) and subcontractors for Landlord’s approval. If Landlord shall reject the General Contractor or any subcontractor, Landlord shall advise Tenant of the reasons(s) in writing and Tenant shall submit another selection to Landlord for Landlord’s approval.

D.                                    Insurance

Before commencing construction of any Alterations, Tenant will deliver to Landlord:

(i)                                     Four (4) executed copies of the Insurance Requirements agreement in the form set forth in Exhibit D from the general contractor and, if requested by Landlord, from the subcontractors (Landlord will return two fully executed copies to Tenant), and

(ii)                                  insurance certificates for the General Contractor and subcontractors as required by Exhibit D, which shall include evidence of coverage for the indemnity provided by the General Contractor or subcontractor executing such agreement.

E.                                     Building Permit and Other Legal Requirements

1.                                      Before commencing construction of any Alterations, Tenant shall furnish Landlord with a valid permit for the construction of the Alterations from the building department or other agency having jurisdiction in the municipality in which the Building is located (unless the Alterations are of a cosmetic nature not requiring a building permit). Tenant shall keep the original building permit posted on the Premises during the construction of the Alterations.

2.                                      Tenant Design Submission, the Alterations, and the construction of the Alterations shall each be in strict compliance with (i) all applicable laws, codes, rules and regulations, including, without limitation, the Americans with Disabilities Act, state and local health department requirements, and occupational health and safety laws and regulations (and no approval of Tenant’s Design Submission shall relieve Tenant of this obligation or invest Landlord with any responsibility for ensuring such compliance), and (ii) all building permits, consents, licenses, variances, and approvals issued in connection with the Alterations. Tenant shall ensure that the General Contractor and all subcontractors have the requisite licenses to perform their work. Tenant shall procure all permits, governmental approvals, licenses, variances

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and consents required for the Alterations and shall provide Landlord with a complete copy thereof promptly upon receipt of same by Tenant.

F.                                      Materials and Workmanship

1.                                      All materials, equipment and installations must meet Landlord’s minimum standards for the Building, as may be designated by Landlord from time to time, and all materials shall be new, commercial grade and of first-class quality. Any deviation from these requirements will be permitted only if clearly indicated or specified on Tenant’s Design Submission and approved by Landlord.

2.                                      Alterations shall be constructed in a professional, first-class and workmanlike manner, in accordance with Tenant’s Design Submission.

3.                                      The General Contractor shall guaranty all materials and workmanship against defects for a period of not less than one (1) year from installation. Notwithstanding any limitations contained in such guaranty or in any contract, purchase order or other agreement, during the entire term of the Lease, Tenant shall promptly repair or replace, at Tenant’s cost, any defective aspect of the Alterations except for insubstantial defects that do not adversely effect the Building or the appearance or rental value of the Premises, as determined by Landlord in its sole discretion.

4.                                      Alterations must be compatible with the existing Building Systems. In the event any Alterations shall interfere with the proper functioning of any Building System, Tenant, at Tenant’s sole cost and expense, shall promptly cause such repairs, replacements or adjustments to be made to the Alterations as are necessary to eliminate any such interference.

G.                                    Prosecution of the Work

1.                                      All construction activities shall be conducted so as to avoid disturbance of other tenants. Landlord may require that all demolition and other categories of work that may inconvenience other tenants or disturb Building operations be scheduled and performed before or after Normal Building Operating Hours (at times determined by Landlord), and Tenant shall provide the Building manager with at least two Business Days’ notice prior to proceeding with any such work.

2.                                      Unless Landlord directs otherwise, Tenant’s contractors shall have access to the Building during the Normal Building Operating Hours only. If Tenant’s contractors desire access to the Building at any other time, Landlord shall use reasonable efforts to provide such access, provided, however, that Tenant shall pay Landlord any additional cost incurred by Landlord to provide such access, including, without limitation, additional costs for utilities, personnel, and security.

3.                                      Prior arrangements for elevator use shall be made with the Building manager by Tenant or the General Contractor. Elevator cabs shall be properly padded and no material or equipment shall be carried under or on top of elevators. If an operating engineer is required by any union rules, such engineer shall be paid for by Tenant.

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4.                                      Under no circumstances will any material related to Tenant’s Alterations be allowed access through the Building’s front entrance without advance written approval of the Building manager.

5.                                      If shutdown of risers and mains for electrical, HVAC, sprinkler or plumbing work is required, such work shall be supervised by Landlord’s representative at Tenant’s expense. No work will be performed in Building mechanical equipment rooms except under Landlord’s supervision.

6.                                      Alterations shall be performed under the supervision of a superintendent or foreman of the General Contractor at all times.

7.                                      All areas adjacent to the construction area shall be sealed with plastic so as to not be affected by dust and debris. All floors shall be protected from the construction process.

8.                                      The General Contractor or HVAC subcontractor shall block off supply and return grilles, diffusers and ducts to keep dust from entering into the Building HVAC system and thoroughly clean all HVAC units in the work area at the completion of the Alterations.

9.                                      Construction debris shall be removed from the construction area daily and the construction area shall be kept neat and reasonably clean at all times. All construction debris is to be discarded in waste containment provided by the General Contractor only. No material or debris shall be stored outside the Premises or Building without the prior written approval of the Landlord’s representative.

10.                               Landlord shall have the right to instruct the General Contractor to deliver to Landlord, at Tenant’s expense, any items to be removed from the Premises during the construction of the Alterations.

11.                               Tenant, either directly or through the General Contractor, will immediately notify Landlord, in writing, of any damage to the Building caused by the General Contractor or any subcontractors.  Such damage shall be repaired within 72 hours unless otherwise directed by the Landlord in writing. Any damage that is not repaired may be repaired by Landlord at Tenant’s expense.

12.                               Construction personnel shall use the restrooms located within the Premises only. If there are no restrooms within the Premises, then construction personnel shall use only those Building restrooms located on the floor where the work is being performed.

13.                               All wiring and cabling installed by Tenant shall be tagged with Tenant’s name and its specific use and purpose.

14.                               The General Contractor and all subcontractors shall cause their employees to adhere to all applicable  Rules and Regulations of the Building.

15.                               Landlord shall have the right to supervise and inspect the Alterations as the work progresses and to require Tenant to remove or correct any aspect of the Alterations that does not conform to Tenant’s Design Submission approved by Landlord. Such supervision and inspection

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shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection.

H.                                   Documents to Be Furnished to Landlord Upon Completion of Tenant’s Work

1.                                      Within thirty (30) days after construction of the Alterations has been completed, except for so-called punch list items, Tenant shall furnish Landlord with the following documents:

(i)            record “as built” drawings in paper and electronic (CADD) format showing all of the Alterations as actually constructed for all portions of the Alterations for which drawings were submitted;

(ii)           if Plans for the Alterations were prepared by an architect, a written certification from the architect confirming that the Alterations were completed in accordance with the Plans and all applicable laws, codes, ordinances, and regulations;

(iii)          full and final lien waivers and releases executed by the General Contractor and all subcontractors and suppliers;

(iv)          if the Alterations include any HVAC work, a properly executed air balancing report signed by a professional engineer showing that the HVAC system is properly balanced for the season;

(v)           copies of all warranties and guarantees received from the General Contractor, subcontractors and materials suppliers or manufacturers;

(vi)          copies of all maintenance manuals, instructions and similar information pertaining to the operation and maintenance of equipment and fixtures installed in the Premises as part of the Alterations; and

(vii)         a copy of the final, permanent  certificate of occupancy or amended certificate of occupancy for the Premises.

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EXHIBIT D

CONTRACTOR’S INSURANCE REQUIREMENTS

Building:	540 Gaither Road, Rockville, Maryland

Tenant:	Cerecor Inc.

Premises:

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant or occupant (hereinafter called “Tenant”) of the Building named above or by Tenant’s contractor to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the undersigned landlord (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1.                                      Contractor agrees to indemnify and save harmless the Landlord, and if Landlord is a general or limited partnership each of the partners thereof, and if Landlord is a nominee trust the trustee(s) and all beneficiaries thereof, and all of their respective officers, employees and agents, from and against any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, including death, at any time resulting therefrom and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this agreement but shall be applied only to the minimum extent required by law).

2.                                      Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

(a)                                 Workmen’s Compensation and Employers Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(b)                                 Commercial General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this agreement) for not less than the following limits:

Bodily Injury:	$5,000,000 per person
$5,000,000 per occurrence

Property Damage:	$5,000,000 per occurrence
$5,000,000 aggregate

(c)                                  Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:	$5,000,000 per person
$5,000,000 per occurrence

Property Damage:	$5,000,000 per occurrence.

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation of any of the foregoing policies.

The insurance provided in (b) and (c) above shall name Landlord as an additional insured.

3.                                      Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

(a)                                 Commercial General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b).

(b)                                 Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(c).

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this     day of              , 20   .

Contractor:

By:

By:

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EXHIBIT E

SECRETARY’S CERTIFICATE

I,                    , the duly elected and acting [Secretary/Clerk] of Cerecor Inc., a Delaware corporation (the “Corporation”), hereby certify that:

(A)                               at a meeting of the board of directors of the Corporation held on                         in accordance with law and the Bylaws of the Corporation the following resolutions were duly adopted:

VOTED:              a.                                             To approve a lease of approximately 5,092 square feet of space for a term of approximately eleven (11) years with respect to space in the building commonly known as 540 Gaither Road in Rockville, Maryland, which lease grants the Corporation an option to extend the term for two (2) terms of five (5) years each, substantially in the form of the draft presented at this meeting, a copy of which shall be placed on file in the office of the [Secretary/Clerk] and be incorporated by reference in this vote;

b.                                      To authorize                       and                    , or any one of them (each hereinafter referred to as a “Signatory”), to execute and deliver in the name and on behalf of the Corporation the above-described lease and to execute and deliver all other documents, agreements and instruments, including, without limitation, notices of lease, and to take all other actions with respect to the foregoing which any Signatory, in such Signatory’s discretion, shall determine to be necessary or appropriate to effect or secure the transactions contemplated herein, the execution and delivery of any of the foregoing or the taking of any such action to be conclusive evidence of such Signatory’s determination and of the Signatory’s authority so to do granted by this vote;

(B)                               as of this date the following individuals are duly elected and qualified officers of the Corporation holding at this date, the offices specified next to their names and the signature next to each such name is such individual’s true signature.

NAME	OFFICE	SIGNATURE

(C)                               The form of lease attached to this Certificate is the form referred to in the foregoing vote.

(D)                               The resolutions set forth above are unmodified and continue to be in full force and effect and the Corporation has adopted no other resolutions in respect of the subject matter thereof.

In witness whereof, I have hereunto set my hand and affixed the seal of the Corporation this    day of         , 2018.

[Secretary/Clerk]

EXHIBIT F

DECLARATION BY LANDLORD AND TENANT AS TO DATE OF DELIVERY AND ACCEPTANCE OF POSSESSION OF PREMISES

Attached to and made a part of the Lease dated               ,        2018 (the “Lease”), entered into by and between FP 540 Gaither, LLC, a Maryland limited liability company, as Landlord, and Cerecor Inc., a Delaware corporation, as Tenant, covering space comprising approximately 5,092 square feet as further described in the Lease (the “Premises”) in the building located at 540 Gaither Road, Rockville, Maryland.

The undersigned Landlord and Tenant hereby certify that (i) possession of the Premises was delivered by Landlord to Tenant on                  ,        ; (ii) the Lease is in full force and effect; (iii) the Commencement Date (as defined in the Lease) occurred on                     ,         , the Occupancy Date (as defined in the Lease) occurred on                 ,        , and the Original Term (as defined in the Lease) will expire on               ,       ; (iv) the Rent Commencement Date is               ,and (v) as of the date hereof, there is no default of Landlord and Tenant claims no right to setoff against rents.

IN WITNESS WHEREOF, the parties have caused this Declaration to be executed as a sealed instrument as of this       day of                   , 2018.

LANDLORD:

FP 540 Gaither, LLC

By: The RMR Group LLC Its agent

By:
Jennifer F. Francis
Senior Vice President

TENANT:

Cerecor Inc.

By:
Name:
Title: